EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant for the fiscal year ended June 30, 2020.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the Queensland Treasury Corporation’s (the “Corporation” or “QTC”) and the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any subsequent economic downturn, as well as the effect of ongoing economic, banking and sovereign debt risk;

•	the effect of the ongoing novel coronavirus (COVID-19) pandemic;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in and increased volatility in currency exchange rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

QUEENSLAND
TREASURY
CORPORATION

2019-20

ANNUAL REPORT

Audax AT FIDELIS QUEENSLAND TREASURY CORPORATION 2019-20 ANNUAL REPORT

Contents

Letter of compliance	1

Queensland Treasury Corporation	2

Role and responsibilities	3

Chair’s report	4

Chief Executive’s report	5

Environmental, social and governance	7

Supporting Queensland through the COVID-19 pandemic	8

Creating value for the State and clients	10

Achieving sustainable access to funding	14

Achieving organisational excellence	16

Corporate governance	18

Financial Statements	25

Appendices	63

Level 31, 111 Eagle Street

Brisbane Queensland Australia

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual reports

(ISSN 1837-1256 print; ISSN 1837-1264 online) are available on

QTC’s website at www.qtc.com.au/about-qtc/annual-reports.

ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

20 August 2020

The Honourable Cameron Dick

Treasurer, Minister for Infrastructure and Planning

GPO Box 611

Brisbane QLD 4001

Dear Treasurer

I am pleased to present the Annual Report 2019–20 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

∎  the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2019, and

∎  the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 66 of this Annual Report or accessed at www.qtc.com.au.

Sincerely

Gerard Bradley

Chair

LEVEL 31. 111 EAGLE STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO Box 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600     F: 07 3221 4122      QTC.COM.AU

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Queensland

Treasury Corporation

Queensland Treasury Corporation (QTC) has a statutory responsibility to advance the financial position of the State, and a mandate to manage and minimise financial risk in the public sector and provide value-adding financial solutions to its public sector clients. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and the Queensland Parliament.

Vision Securing Queensland’s financial success Mission To deliver optimal financial outcomes through sound funding and financial risk management	2019–23 Strategic Goals 1 State and client value 2 Sustainable funding 3 Organisational excellence

Values

Client focus

We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

Team spirit

We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

Excellence

We aim for excellence using flexible and agile processes to continuously improve.

Respect

We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

Integrity

We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Role and responsibilities

As the Queensland Government’s central financing authority, Queensland Treasury Corporation plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities and financial risk management advisory services.

Debt funding and management

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities to assist them to effectively manage their financial transactions, minimise their financial risks and achieve the best financial solutions for their organisation and the State.

Cash management facilities

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. QTC offers overnight and fixed-term facilities and a managed cash fund.

Financial risk management advisory services

QTC offers a range of financial risk management advisory services to clients, including:

∎  support to ensure financial risks are identified and effectively managed

∎  advice on financial and commercial considerations

∎  expertise in financial transactions and structures

∎  project management support to deliver key project outcomes

∎  collaboration with the financial markets and private sector institutions, and

∎  public sector financial education programs, delivered in partnership with the University of Queensland.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Chair’s report

GERARD BRADLEY CHAIRMAN

On behalf of the Queensland Treasury Corporation Capital Markets Board, I am pleased to present the Annual Report 2019–20 on the performance of QTC in an extraordinary year. The economic and social turmoil brought by COVID-19 has been significant and continues to impact economies and communities across the globe. As Queensland’s central financing authority, there has never been a more important time for QTC to provide sound funding and financial risk management for the State.

The State entered the crisis in a strong funding and liquidity position on the foundation of QTC’s established market reputation and bond liquidity, which are underpinned by Queensland’s strong credit rating and State Government Guarantee. Through the successful adaptation of QTC’s funding strategy during the year, QTC raised $20.5 billion in volatile markets to meet the State’s current and future funding needs.

QTC also dedicated significant financial advisory resources to the State’s COVID-19 response and recovery initiatives. With its extensive knowledge of government and financial risk management expertise, QTC provided immediate support to the government’s businesses at a pivotal stage in Queensland’s pandemic response.

Organisationally, QTC’s pre-emptive and considered response to the pandemic provided a seamless transition for staff to work from home, and facilitated the continuous delivery of QTC’s core funding and advisory services. QTC’s strong performance returned a $50 million dividend to Queensland Treasury, which is consistent with previous years and a notable achievement in the current environment.

While QTC’s management and employees are to be commended for their strong contribution to Queensland this year, the wide-ranging and significant fiscal, economic and social impacts of COVID-19 prompted the Board to moderate employee remuneration. This included a reduction in the variable remuneration element of employees’ total compensation for 2019–20 and no general increase in base remuneration for 2020–21.

Membership of the Board changed during the year, with Alison Rayner’s resignation from Queensland Treasury and, therefore, her role on the QTC Board on 12 September 2019. Then, at the end of the financial year and after more than seven years of service, Tonianne Dwyer left the Board. On 16 July, Jim Stening and I were reappointed, and Queensland’s Deputy Under Treasurer, Leon Allen, joined the Board.

On behalf of the Board and management, I wish to thank Alison Rayner and Tonianne Dwyer for their contribution and service to the QTC Board.

QTC’s achievements in the 2019–20 financial year, with the backdrop of market volatility and social restrictions from COVID-19, demonstrated its ability to adapt and deliver the priorities of Government under challenging conditions.

With QTC’s established leadership team and talented employees, I am confident that QTC will continue to provide the funding and financial risk management advice that will support Queensland’s economic growth as it emerges from COVID-19.

G P BRADLEY

Chairman

20 August 2020

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Chief Executive’s report

PHILIP NOBLE

CHIEF EXECUTIVE

$50 million dividend

to the State

$146 million returns

through the Capital

Guaranteed Cash Fund

$104 million interest rate

reduction to the State

$67 million

operating profit

$9.2 million reduction

in operating costs

against budget

QTC’s critical role in securing Queensland’s financial success has been amplified this year with COVID-19’s impacts on the State’s fiscal and economic position. Despite the most challenging financial markets backdrop our organisation has seen in its 32 year history, we have been able to deliver strong financial results with $300 million of returns to our Queensland Government stakeholders. In addition, QTC made an operating profit of $67 million with a reduction in operating costs of $9.2 million against budget.

QTC’s reputation as a leading semi-government issuer meant that we were able to achieve a record of $20.5 billion issuance, with a significant proportion accessed during severe market volatility. QTC’s ability to achieve this strong performance in 2019–20 has drawn on years of transformational change and investment in systems, risk management and culture. QTC has continued to be recognised in the industry as a corporate leader, this year building on its cultural transformation award with recognition as an ‘Employer of Choice’.

Funding the State

Strong investor demand for QTC’s term debt issuance supported the early completion of Queensland’s $9.9 billion 2019–20 borrowing program. As COVID-19 escalated, QTC continued to demonstrate its reputation as a premium issuer through the high-quality execution of term debt issuance under extremely volatile market conditions—raising an additional $10.6 billion to further strengthen the State’s funding and liquidity position.

In 2019–20, QTC used the flexibility of its balance sheet and liquidity holdings to protect client loans from interest rate volatility and increased costs during the market disruption from COVID-19.

The period before COVID-19 featured an increasing market and investor focus on environmental, social and governance (ESG) factors in investment decisions. QTC and the State are well-positioned to respond to this interest, with an expanded green bond program and Queensland’s commitment to ESG outcomes.

Due to COVID-19, the 2020–21 State Budget has been deferred in line with the Commonwealth and other State Governments. The Queensland Government will publish its COVID-19 Fiscal and Economic Review (C19-FER) in September 2020. The C19-FER will provide detailed forecasts for 2020–21 and the forward estimates. Following its release, QTC will provide a full borrowing program update.

Operating results

In 2019–20, QTC recorded an operating profit after tax from its capital markets operations of $67 million (2018–19: $126 million) and paid a dividend to the State of $50 million. The reduction in operating profit was largely the result of the volatility in financial markets arising from COVID-19. COVID-19 impacted both the market value of the financial instruments held by QTC and presented fewer opportunities to generate returns.

QTC was able to pivot its operations quickly to respond to COVID-19 and reduce its operating costs by $9.2 million against budget for the year, while still delivering major system upgrades and corporate performance goals and objectives.

In addition, QTC’s management of the State’s debt will provide a reduction of $104 million in the market value of Queensland Treasury’s borrowings, equivalent to a 0.06% decrease in the interest rate for 2020–21.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

QTC’s Capital Guaranteed Cash Fund delivered $146 million in investment returns to its government clients during the year and retained its position as one of the largest managed cash funds in Australia with $8.6 billion under management. QTC’s Cash Fund was not significantly impacted by the disruptive market conditions in quarters three and four and provided clients with strong returns and security from market volatility.

Over the past five years, the returns from debt management have lowered the State’s costs by a total of $469 million. In addition, QTC’s net earnings have contributed to the payment of $647 million in dividends to the State.

QTC’s retained earnings balance of $527 million, after paying these dividends, demonstrates the organisation’s continued strong financial position. Retained earnings are closely monitored to ensure QTC’s capital requirements are met.

Value delivered for the State

QTC continued to prioritise advisory initiatives that enhance the institutional and financial strength of the State, in partnership with Queensland Treasury and Government clients. QTC completed 49 advisory projects, with 37 still in progress, at no cost to its Government clients. This work delivered cost-savings, economic benefits, fiscal improvements and new sources of revenue for the State.

Highlights during the year included projects to improve health outcomes, develop transport infrastructure, reduce energy costs, grow Queensland’s renewables sector and provide competitively priced internet for regions. In a demonstration of agility, QTC rapidly reallocated almost half of its financial advisory employees to provide vital support to the Queensland Government for its COVID-19 response and recovery initiatives.

Credit ratings

In the year under review, Standard & Poor’s, Moody’s Investors Service and Fitch Ratings reaffirmed Queensland’s and QTC’s credit ratings. QTC is rated AA+/A-1+/Stable, Aa1/P-1/Stable and AA/F1+/Stable by Standard & Poor’s, Moody’s Investors Service and Fitch Ratings respectively. These stable ratings are a key reason for continued demand from domestic and global investors for QTC debt, and for QTC’s ability to exceed borrowing expectations through the COVID-19 period.

Organisational excellence

QTC’s significant investment in leadership, culture and systems over recent years allowed a rapid response to the challenges of COVID-19. A focus on workforce mobility prior to COVID-19 improved the transition to working from home for the majority of staff and enabled uninterrupted delivery of QTC’s core funding and advisory services throughout the year.

QTC was the first institution globally to implement the latest version of its treasury management platform and also upgraded its core finance system, providing continued improvement to its business operations on time and budget.

Independent recognition of QTC’s leadership and culture has continued in 2019–20 and further to the Human Synergistics Culture Transformation Achievement Award, QTC was awarded the ‘Employer of Choice’ Gold Award from Human Resources Director.

Positioned for ongoing success

As QTC emerges from one of the most challenging and rewarding years since its inception, and I am confident our team of highly-skilled experts will continue to provide a meaningful and valuable contribution to Queensland.

P C NOBLE

Chief Executive

20 August 2020

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Environmental, social and governance

QTC is committed to environmental, social and governance (ESG) outcomes.

In 2019–20, QTC worked closely with its stakeholders to deliver key ESG initiatives, including:

∎  providing institutional investors with green investment opportunities

∎  supporting the Queensland Government to deliver its sustainability initiatives

∎  enabling ESG reporting of QTC’s Capital Guaranteed Cash Fund, and

∎  providing organisational contributions that benefit the community.

A cleaner energy supply for Queensland

QTC supported the establishment of a new, publicly-owned, clean energy generation company (CleanCo), which has a strategic portfolio of low and zero emission power generation assets.

CleanCo will provide long-term benefits to the energy market and increase investment in renewable energy.

Expanding QTC’s Green Bond program

QTC continued to attract significant green finance through its expanded Green Bond program. In 2019–20, QTC increased its 2029 green bond line from $1.25 billion to $1.73 billion, being the first Australian semi-government issuer to tap a green bond line using Climate Bonds Initiative (CBI) programmatic certification.

QTC’s Green Bond program supports the Government’s transition to a low-carbon economy and has grown its eligible project pool to approximately $6.3 billion as at 31 December 2019. QTC is currently the largest semi-government Australian dollar, CBI Certified, green bond issuer by volume with $2.48 billion on issue as at 30 June 2020.

Queensland attracts significant green finance investment

QTC was the first Australian semi-government issuer to be recognised in the CBI Annual Green Bond Pioneer Awards as a leader in green finance, for the Largest Subnational Deal of 2019.

Supporting FareShare to deliver meals for vulnerable Queenslanders

The Queensland Government, through QTC, donated $100,000 to FareShares as part of ongoing support to help further the establishment of its operations in Queensland. Since QTC’s engagement with FareShare began in early 2019, employees have volunteered at the Brisbane kitchen to prepare 8,233 nutritious meals for vulnerable Queenslanders and used their problem-solving skills to provide solutions to challenges FareShare identified during the establishment of its Queensland business model.

Enabling ESG reporting of

QTC’s Capital Guaranteed Cash Fund

In 2019–20, QTC engaged Morgan Stanley Capital International (MSCI) as its ESG reporting provider to enable future reporting of the Cash Fund’s ESG profile. Several reporting firms were reviewed and MSCI, a globally recognised ESG reporting provider, was selected. QTC also conducted an in-depth analysis of State ESG ratings and underlying methodologies to provide a thorough understanding of Queensland’s ESG rating that is currently published.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Supporting Queensland through the COVID-19 pandemic

QTC has supported the Queensland Government through the COVID-19 crisis this year by strengthening its funding position and pivoting client work to provide immediate support to Queensland Treasury and the Department of the Premier and Cabinet’s health and economic response priorities. QTC attracted direct investments when the markets were severely disrupted, raising additional funding for the potential budget impacts of COVID-19.

Further strengthening the State’s funding and liquidity position

When financial markets were severely disrupted at the beginning of March, due to COVID-19, QTC continued to attract direct investments from international and domestic investors. This was underpinned by the State’s strong credit rating, assurance of the State Government Guarantee and liquidity of QTC’s bonds in the secondary market.

$10.6 billion total additional funding raised
QTC was successful in raising a total of $10.6 billion in addition to its $9.9 billion indicative borrowing program, towards future borrowing requirements and additional COVID-19 expenditure.

QTC issued approximately $6.5 billion in a six-week period during severe market volatility, with a distributed workforce and managing increased risk. This included establishing two new non-benchmark bond lines maturing in 2040 and 2041.

Approx. $6.5 billion issued in volatile markets

QTC’s prudent financial risk management and its ability to attract a diverse investor base has established a strong platform for the future management of the impacts of COVID-19. QTC’s reputation in the market meant that, during a challenging time for funding in global markets, QTC could rapidly strengthen its funding and liquidity position for Queensland’s future requirements.

Immediate support for the government’s response and recovery initiatives	Approx. 50 per cent of advisory staff rapidly deployed to the government’s response and recovery initiatives

The Client Division reprioritised its portfolio of projects to provide immediate support to Queensland Treasury and the Department of the Premier and Cabinet in response to the COVID-19 pandemic. QTC enabled the rapid deployment of approximately 50 per cent of advisory staff to the government’s response and recovery initiatives, this included:

∎  seconding senior staff to the Department of the Premier and Cabinet’s COVID-19 Taskforce

∎  providing financial analysis support for the Industry Support Package

∎  supporting the coordination of the Worker Assistance Package

∎  project office management for rapid 3D printing of protective face masks at Metro North Hospital and Health Service

∎  providing commercial advice for the Queensland Health Supply Chain and Procurement Taskforce

∎  analysing consumer spending data analytics for Queensland Treasury to help identify longer-term impacts, and

∎  assisting the Queensland Rural and Industry Development Authority (QRIDA) Jobs Support Loan Scheme eligibility assessments of small business applications.

Queensland’s health response to COVID-19 has seen it well positioned to deal with the pandemic. The Queensland and Australian Governments have launched a suite of initiatives and stimulus measures to reinvigorate the economy.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Managing a changing business and workforce environment

QTC provided a rapid response to the workforce challenges from COVID-19. The strength of its core business functions and continuity planning enabled a seamless transition to the government directives for workplaces and individuals. QTC’s planning focused on the health and safety of its employees and continued business operations. QTC activated rapid crisis and contingency plans and deployed organisation-wide communication, remote-working set up and support, new virtual technology, and employee support and wellness programs.

Key outcomes and initiatives included:

∎  leveraging QTC’s mature and tested business continuity framework to guide decision-making and expand pandemic contingency plans

∎  establishing new processes and functionality to enable all office-dependent critical tasks to be performed remotely

∎  transitioning approximately 90 per cent of the workforce to working from home (by mid-March 2020)

∎  activating an isolated location for a small team to perform critical roles for core funding and transactional functions

∎  conducting risk assessments to identify and mitigate emerging operational threats and disruptions

∎  rapidly distributing the technology and equipment needed for remote work

∎  introducing virtual workshops to enhance staff capabilities in online systems and virtual communication platforms

∎  developing new employee policies to address a changed work environment

∎  engaging staff through regular and transparent communication from the executive team

∎  launching new mobile responsive communication channels to rapidly escalate employee change messages

∎  recognising flexible behaviours and exceptional contributions, through the Agile Achievers program, and

∎  supporting employee mental and physical health with weekly wellbeing sessions and walking challenges to encourage a healthy lifestyle.

Employee engagement and wellbeing through change

QTC’s Board and Executive Leadership Team were committed to supporting employees during this period of change through leadership, clear communication and providing the technology, systems and processes for effective remote working.

QTC undertook regular employee pulse surveys in addition to its annual engagement or culture surveys. The strong results indicated that:

Employees felt supported

during the crisis

Employees felt enabled

to work remotely

Employees felt positive about

leadership and communication

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

49 advisory projects delivered and 37 in progress QCN Fibre, the government’s new telecommunications company established CleanCo, the government’s new renewable energy company established

Creating value for

the State and clients

In 2019–20, QTC partnered with Queensland Treasury and its Queensland Government clients to deliver financial, economic and social outcomes to enrich Queensland’s future and economic prosperity. QTC completed 49 advisory projects, with 37 still in progress, at no cost to its government clients. This work delivered cost-savings, economic benefits, fiscal improvements and new sources of revenue for the State. QTC’s strong performance has been achieved through the delivery of financial advisory and project implementation services; and providing high-quality borrowing, cash management and foreign exchange services.

Financial advice for the State’s public sector

In the year under review, QTC has worked closely with Queensland Treasury and the Department of the Premier and Cabinet to prioritise its advisory initiatives to provide the maximum financial and social outcomes for the State.

In 2019–20, QTC has delivered a broad range of financial advisory assignments for Queensland Treasury and its public-sector clients that address financial risk management issues and assist in making pragmatic business decisions.

QTC supports its clients to implement significant change projects within their own environments and enhance their project delivery capability. In 2019–20, QTC has continued to embed its project delivery methodology with its bespoke project delivery guide—supported by best practice tools and resources. To provide greater long-term outcomes, QTC enhanced its focus on the skills transfer of its project and implementation practices to its government clients.

Significant advice supporting government priorities

QTC focuses on supporting its clients to implement projects that deliver maximum value to the State in terms of risk reduction, increased revenue and cost reduction, and broader social and economic benefits. In the year under review, QTC completed 49 advisory projects, with 37 projects still in progress. The key priority projects that QTC delivered include:

∎  Cross River Rail: Delivering two significant pieces of work for the Cross River Rail Development Authority covering the investment, development and delivery strategies for the precincts.

∎  QCN Fibre: Establishing the State’s new government owned business (QCN Fibre) and the contractual arrangements, systems and processes necessary for the business to go live in January 2020. QCN Fibre will deliver economic and social benefits for regional Queenslanders by contributing to faster and more reliable digital connectivity.

∎  CleanCo: Establishing the State’s renewable energy company (CleanCo), launched on 31 October 2019 to actively trade in the wholesale spot, contract and retail electricity markets. QTC employees were co-located with Queensland Treasury, the Department of Natural Resources, Mines and Energy, and CleanCo to work on project implementation and delivery for CleanCo’s establishment.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

∎  Health: Working with Queensland Health on a sustainability program to meet efficiency and productivity targets, while improving patient outcomes. The first program of work was delivered at the Gold Coast, Sunshine Coast, Children’s Health Queensland, Cairns and Hinterland and West Moreton Hospital and Health Services by establishing project management offices and sustainability optimisation streams.

∎  Waste Strategy: Working closely with the Department of Environment and Science on the 36 priority projects within the Queensland Waste Strategy. This included an integral project delivery role for the implementation of the Queensland Waste Levy.

Pivoting priority work to the Queensland Government’s COVID-19 response

The Client Division reprioritised its portfolio of projects to provide resources and immediate support to Queensland Treasury and the Department of the Premier and Cabinet in response to the COVID-19 pandemic. QTC enabled the rapid deployment of approximately 50 per cent of advisory employees to the government’s response and recovery initiatives, this included:

∎  seconding senior employees to the Department of the Premier and Cabinet’s COVID-19 Taskforce and its strategic economic recovery planning

∎  providing financial analysis support for the Industry Support Package

∎  supporting the coordination of the Worker Assistance Package, including stakeholder engagement, and implementation planning

∎  managing a project office at Metro North Hospital and Health Service for 3D printing of medical equipment

∎  providing commercial advice and support for the Queensland Health Supply Chain and Procurement Taskforce

∎  assisting the Queensland Rural and Industry Development Authority (QRIDA) Jobs Support Loan Scheme eligibility assessments of small business applications, and

∎  assisting Queensland Treasury with the analysis of economic data analytics pre, during and post-COVID-19.

Fostering strong relationships with local governments.

Throughout the year, QTC has worked closely with its local government clients and assisted them to identify and mitigate business risks.

This year, QTC supported a number of regional Queensland councils with business improvement and optimisation reviews with work that included:

∎  providing a detailed understanding of the costs of the services, key drivers for council’s financial performance and impacts on financial sustainability metrics

∎  developing business improvement roadmaps for select regional councils to address the key organisational processes that underpin financial sustainability (risk, asset and financial management), and

∎  working with council to implement the recommendations.

Following the announcement of the Queensland Waste Levy, QTC has worked closely with a number of local governments and regional organisations to promote regional collaboration for local waste and resource recovery strategies. This included assisting councils in tender assessment of waste recovery services to ensure value for money decisions and alignment with the Queensland Waste Strategy and policy setting.

QTC undertook analysis of the economic impacts of the COVID-19 pandemic on the regions. A heatmap was developed showing the most vulnerable local government areas by considering the impacted industries in each region. This information was used by QTC to further understand the risk to the State.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

$8.6 billion in funds under management in QTC’s Cash Fund FX transaction volume totalling $233 million Finance Education courses provided to more than 2,600 participants

High quality debt, cash and risk management products

QTC continued to provide low-cost loans and high-performing investment facilities throughout 2019–20.

Debt management

QTC has continued to work closely with Queensland Treasury and its government clients to improve whole-of-state balance sheet outcomes. QTC’s active management of the State’s debt provides a reduction of $104 million in the market value of Queensland Treasury’s borrowings, equivalent to a 0.06% decrease in the interest rate for 2020–21.

In the year under review, QTC has continued to successfully deliver its core mandate of providing clients with a low cost of funds by capturing the significant economies of scale and scope in the issuance, management and administration of the State’s debt. In 2019–20, QTC used the flexibility of its balance sheet and liquidity holdings to protect client loans from interest rate volatility and increased costs during the market disruption from COVID-19.

QTC identified the opportunity to bring forward rebalancing of Portfolio-Linked Loans, due to low market interest rates, to reduce book interest rates and interest costs. QTC has continued to work across its client base to identify strategic opportunities to structure clients’ debt facilities in a way that minimises risk and provides flexibility.

Cash management

QTC offers cash management products that enable its clients to maximise the value of their surplus funds, including Fixed Rate Deposits, a Working Capital Facility and a Capital Guaranteed Cash Fund (the Cash Fund).

In 2019–20, QTC’s Cash Fund provided strong returns and outperformed the Bloomberg AusBond Bank Bill Index by 75 basis points. At the end of the 2019–20 financial year, it remained one of the largest managed funds in Australia with $8.6 billion under management. The Cash Fund continues to offer flexibility by providing clients with quick access to liquidity.

QTC’s Cash Fund was not significantly impacted by the disruptive market conditions in quarters three and four and provided clients with security from market volatility. The Cash Fund was very well positioned ahead of the COVID-19 crisis with 77 per cent of assets maturing under two years, which protected the fund from credit spread widening and provided a high level of liquidity over March and April. QTC’s Cash Fund invests funds in liquid assets and, at year end, 98 per cent of the Cash Fund’s investments were invested in entities rated ‘A’ or higher by Standard & Poor’s.

Throughout the year, QTC continued to meet with clients to provide insights into the Cash Fund’s structure, strategy and performance; and dynamically managed credit and money market positions in a highly volatile market. This enabled proactive repositioning to add value when relative value opportunities arose, particularly during the COVID-19 crisis.

In 2019-20, QTC engaged Morgan Stanley Capital International (MSCI) as its environmental, social and governance (ESG) reporting provider to enable future reporting of the Cash Fund’s ESG profile. Several reporting firms were reviewed and MSCI, a globally recognised ESG reporting provider, was selected. QTC also conducted an in-depth analysis of State ESG ratings and underlying methodologies to provide a thorough understanding of Queensland’s ESG rating that is currently published.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Foreign exchange

QTC’s foreign exchange (FX) services, including its online platform, enable its public sector clients to access wholesale market rates. This year, the FX client base has continued to grow with an increasing number of clients utilising this service. In 2019–20, QTC saved approximately $4 million for the State through its FX services. QTC’s FX transaction volume totalled $233 million. QTC worked with Queensland Treasury on approvals to enable agencies to use dual currency pricing and reduce costs in offshore procurement. QTC has worked with a number of clients to support dual pricing, which has been reflected in the increase in QTC FX transaction volumes.

Education program

QTC provides education services to enhance financial decision-making and support effective engagement with its clients. Since partnering in 2017, the University of Queensland (UQ) facilitates workshops and delivers specialised content across the State. In 2019–20 the education program delivered financial workshops to more than 2,600 participants through a combination of workshops, webinars and think tank events.

Key milestones were achieved through delivering contextualised training programs to Metro North Hospital and Health Service and the Department of Local Government, Racing and Multicultural Affairs (DLGRMA) over the course of the last twelve months. Additionally, through partnership with DLGRMA, a 30-minute overview video on financial literacy was produced for inclusion in the Elected Councillors Induction Training.

To support ongoing development, the education program will implement a pre- and post-workshop platform, which will include digital readings, activities, and video content to engage learners in new subject areas in advance of and post workshop attendance.

Loans to clients

	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 20	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 19
	A$000	A$000

General Government*	41 934 014	33 192 319

Energy	27 179 110	26 184 078

Water	15 454 660	14 867 575

Local governments	6 797 068	6 302 674

Transport	5 533 579	5 254 122

Education	860 888	829 207

Other	574 967	499 800

Total	98 334 286	87 129 775

* General Government includes Queensland Treasury and Arts Queensland.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Achieving sustainable access to funding

QTC’s funding strategy placed the State in a strong funding and liquidity position ahead of COVID-19. After successfully completing its indicative 2019–20 $9.9 billion borrowing program in February 2020, QTC further strengthened the State’s position by raising an additional $10.6 billion to 30 June. As a leading semi-government bond issuer, QTC continued to attract a diversified investor base throughout the market disruption caused by COVID-19.

Issued approx. $12.5 billion of benchmark bonds, including two new bond lines maturing in 2031 and 2034	Meeting the State’s funding requirements

QTC is a highly-regarded bond issuer in global fixed-income markets and raises the funds needed by the State each year, often ahead of time, with its bond issues consistently over-subscribed.

Prior to COVID-19, QTC was in a strong funding position, having completed its indicative $9.9 billion borrowing program for 2019–20 in February 2020. When markets were severely disrupted in March and April, QTC continued to attract domestic and international investors, seeking to invest in QTC’s State government guaranteed bonds. This enabled QTC to raise an additional $10.6 billion, taking its total gross term debt issuance to approximately $20.5 billion as at 30 June 2020. This placed the State in a strong funding position and increased its liquidity holdings, which support the State’s strong credit rating and provide reserves if market conditions are unfavourable for funding in the future.

Issued approx. $2.3 billion in long-dated maturities, 20 years and greater	QTC’s well-managed funding program and reputation for high-quality debt issuance, means Queensland can access the funds it needs at cost-effective rates. To attract a broad investor base, QTC offers investors a diverse range of high-quality investment options. In the past year, QTC’s funding strategy has included issuing bond maturities out to 30 years, a new AUD floating rate note, and being the first Australian semi-government issuer to enable issuance of Green Bonds through reverse enquiry.
Highlights included:
∎ issuing approximately $12.5 billion of benchmark bonds, including two new bond lines maturing in 2031 and 2034
∎ issuing approximately $2.3 billion in long-dated, non-benchmark bonds, including:
∎ two new bond lines maturing in 2040 and 2041
∎ EUR55 million of a new Euro medium term note maturing in 2050
∎ increasing the 2029 Green Bond line to $1.73 billion, and
Strong liquid bond program with approx. $116 billion of QTC bonds traded in the secondary market	∎ issuing $2.3 billion of a new floating rate note maturing in 2024.

Winner of Climate Bonds Initiative Largest Subnational Green Bond Deal of 2019

On 24 April, QTC released its Green Bond Annual Report. The report discloses information regarding the allocation of proceeds from QTC’s green bond issuances.

Proceeds from QTC Green Bonds are allocated against qualifying green projects and assets for the State of Queensland that support Queensland’s transition to a low carbon, climate resilient and environmentally sustainable economy.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Funding performance

QTC’s proactive management of its borrowing program and the management of its client funding and balance sheet activities helped to smooth and extend its maturity profile, reducing its refinancing risk by achieving more evenly-distributed maturities across the curve. This included approximately $1.2 billion in cancellations of 2021 and 2022 maturities and the repayment of the $6.3 billion 2020 maturity from liquidity reserves, with no further debt needed to be issued to fund this maturity.

As a large, active green bond issuer, QTC has continued to support the development of Australia’s green bond market and provide investment opportunities to its domestic and global investor base. It was the first Australian semi-government issuer to tap a green bond line using its Climate Bonds Initiative (CBI) programmatic issuance and to be recognised in the CBI Annual Green Bond Pioneer Awards as a leader in green finance, for the Largest Subnational Deal of 2019. Its Green Bond program supports the Government’s transition to a low-carbon economy and its eligible project pool of approximately $6.3 billion (as at 31 December 2019), enables its ability for future issuance.

QTC continued to focus on activities to expand its investor base, delivering an effective domestic and global investor relationship program during the year. Open and transparent communication with current and future investors on Queensland’s economy and funding program has kept the market fully-informed and remains a focus. QTC continued to regularly engage with both its Fixed Income Distribution Group and investors through its Funding and Markets Division.

Funding facilities

As at 30 June 2020

QTC has a diverse range of funding facilities in a variety of markets and currencies. The majority of QTC’s funding is sourced through long-term debt facilities, with QTC’s AUD benchmark bonds being the principal source of funding. As at 30 June 2020 QTC’s total debt outstanding was approximately $99.5 billion.

OVERVIEW AS AT 30 JUNE 2020		SIZE (AUDM)	MATURITIES	CURRENCIES

	Domestic T-Note	Unlimited	7–365 days	AUD

Short-term	Euro CP	USD10,000	1–364 days	Multi-currency

	US CP	USD10,000	1–270 days	USD

Long-term	AUD Bond	Unlimited	13 benchmark lines and a range of non-benchmark lines with various maturities*	AUD

	Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency

	US MTN	USD10,000	9 months–30 years	Multi-currency

*See QTC’s website for further details of non-benchmark bond lines.

    2019–20

    Public issuance

11 JUNE 2019

Release of

QTC’s 2019–20

indicative term debt

borrowing program

$500 million

8 July 2019

2025, 2026 and 2027

benchmark bonds

Multi-tranche tender

$500 million

10 Sept 2019

2028, 2029 and 2030

benchmark bonds

Multi-tranche tender

$2.75 billion

10 Oct 2019

2031 benchmark bond

Syndicated transaction

$500 million

6 Nov 2019

2026, 2029 and 2030

benchmark bonds

Multi-tranche tender

$1.50 billion

19 Feb 2020

2024 floating rate note

Syndicated transaction

$1.25 billion

26 Feb 2020

2034 benchmark bond

Syndicated transaction

30 JUNE 2020

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Achieving organisational excellence

QTC is committed to maintaining high organisational standards to provide an environment where corporate goals can be achieved, and organisational risks are actively monitored and addressed.

Operational excellence

In a year marked with workplace disruption and challenges from COVID-19, QTC sustained and enhanced its operational excellence to support its core business of managing financial risk for the State. QTC adopted an early response to the pandemic and implemented a distributed workforce arrangement, which was supported by enhanced processes and functionality for roles that were ordinarily office-based.

A sustained focus on the continuous improvement of QTC’s organisational capability has delivered further enhancements to systems, risk management and talent development practices. These improvements have optimised the foundation from which QTC’s core funding and advisory business is delivered. Employees were provided with a strong platform to maximise the delivery of real value to the State under a distributed working arrangement—including managing an increase in bond issuance, risk reporting and client portfolio rebalancing. Due to the continuity of business operations, QTC was also able to lead the implementation of new systems within its desired project timeframes. QTC was the first institution globally to implement the latest version of its treasury management platform and also upgraded its core finance system, providing continued improvement to its business operations on time and budget.

QTC’s agile and effective response to COVID-19 ensured business continuity and the health and safety of employees, while adhering to the government and health guidelines.

QTC activated rapid crisis and contingency plans and deployed organisation-wide communication, remote-working set up and support, new virtual technology, and employee support and wellness programs.

Corporate risk management

and efficiency

QTC manages its risks within an enterprise-wide risk management framework. The framework supports the achievement of QTC’s corporate objectives by providing assurance that QTC’s risks are identified, assessed and adequately and appropriately managed.

QTC produces a risk appetite statement that sets the tone from the top for risk management and establishes clear boundaries in which QTC’s material risks are to be managed.

The framework incorporates key internal controls, and through periodic attestation by control owners, assurance is given to management and the Board that these controls are operating effectively.

The outcome of the 2019–20 internal audit program was positive with 13 internal audits conducted and completed successfully. Of these audits, nine carried a rating of ‘4 out of 5’ and four carried a rating of ‘5 out of 5’, demonstrating a well-controlled environment.

The risk management framework has enabled QTC to identify and prepare for risks including negative rates ahead of RBA quantitative easing, a potential liquidity crisis and increased resilience to cyber threats.

Throughout 2019–20, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within its Board-approved risk management framework. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with policy requirements.

High performance workforce

QTC competes with the global financial industry to attract and retain its high calibre employees. Under the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s Board regularly reviews QTC’s remuneration framework, with the total compensation package of employees comprising fixed and variable remuneration components. The reviews are benchmarked against remuneration data from the Financial Institutions Remuneration Group Inc (FIRG) which provides salary survey data for the Australian finance industry. QTC’s variable remuneration element of total compensation provides an opportunity for an annual short-term incentive for eligible employees, designed to ensure market competitiveness and reward outstanding organisational, divisional, group and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

With an articulated commitment to our employees to enable ‘the best work of their careers’, key focus areas in 2019–20 have been on delivering against our leadership and professional development strategies in order to strengthen organisational capability and promote mobility.

Key initiatives included:

∎	developing a capability framework and supporting tools to guide professional skills development, recruitment and resource allocation

∎	strengthening the leadership development program through the introduction of leadership competencies articulated in the capability framework

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

∎	delivering a senior leadership development program, enabling leaders to build ‘the best version of QTC’

∎	targeted leadership programs across all levels to develop the capabilities of leaders

∎	delivering in-house workshops focusing on culture, development, planning and working styles

∎	continuing to provide on-demand professional development resources via our in-house digital platform

∎	strategic workforce planning to align to our organisational vision and strategy, while incorporating the consideration of the future of work and impact of automation

∎	project opportunities embedded within client organisations

∎	talent management and succession planning programs

∎	CEO Awards provides non-monetary recognition of individual employees and teams who exemplify QTC’s values, and

∎	culture and diversity programs.

Through the COVID-19 environment, the key initiatives pivoted to supporting our distributed workforce and maintaining connectivity and engagement. Initiatives during this period included:

∎	regular connection and communication forums, to enable rapid message dissemination

∎	virtual workshops, to enhance capabilities in virtual communication platforms, and

∎	wellness sessions, with a focus on physical, mental and social elements.

Organisational Culture

QTC continues to grow an inclusive, diverse, flexible and high-performance culture, evidenced by being awarded the ‘Employer of Choice’ Gold Award from Human Resources Director (HRD) in 2020, further to receiving the Human Synergistics ‘Cultural Transformation Achievement’ Award in 2019.

QTC successfully enabled workforce mobility and supported staff through the COVID-19 pandemic via frequent and transparent communication, technical and remote workspace support, and mental, physical and social health initiatives. QTC conducted a number of pulse surveys during the pandemic to assess organisational performance and engagement. Across the surveys there was strong participation with results showing that employees felt positively supported during the crisis.

Diversity and wellbeing

QTC’s Inclusion and Diversity Strategy recognises that diversity of perspective and experience improves performance, manages risk, and improves decision making. Under the strategy’s three priority streams of culture, family and community, and gender, in 2019–20, QTC:

∎	continued the Stepping Stone partnership and the intern program with the Australian Network on Disability

∎	continued its range of mental and physical health programs to support employee wellbeing, including health and fitness checks, ergonomic evaluations, fitness passports and flu vaccinations

∎	introduced a targeted mental and physical wellbeing program during the COVID-19 pandemic, including weekly virtual mindfulness sessions and step challenges, and

∎	raised awareness for inclusivity and diversity by supporting Jeans for Genes Day, National Reconciliation Week during NAIDOC Week, World Mental Health Day, FareShare, Australian Network on Disability to sponsor a student internship, RUOK Day and International Women’s Day.

QTC’s policies support flexible and adaptive working. QTC has a range of working arrangements to enable business outcomes and remain responsive and agile. These arrangements supported QTC’s COVID-19 response, with up to 90 per cent of the organisation working off site at any one time.

Workforce profile 2019–20

Full-time equivalent staff (including fixed-term employees)	200.9

Permanent retention rate	88.5%

Permanent separation rate	11.5%

Permanent average tenure	6 years

QTC wins Gold in HRD’s ‘Employer of Choice’ 2020

QTC was recognised as an employer that provides outstanding initiatives for career growth with learning and development opportunities, recognition programs and an all-encompassing, constructive culture.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Corporate governance

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation, ensure that organisational goals are met, and manage and monitor risks. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder and has delegated QTC’s powers to its two boards:

∎	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

∎	the State Investment Advisory Board (formerly the Long Term Asset Advisory Board), which was established in July 2008 to manage the State’s long-term assets.

QTC Capital Markets Board

QTC and the Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that have been delegated to the Board by the Under Treasurer as QTC’s corporation sole.

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board are to:

∎	lead and oversee QTC

∎	approve the strategic direction and significant strategic initiatives of QTC

∎	approve Board-owned policies and charters

∎	oversee organisational culture, values, behaviours and risk

∎	ensure compliance with relevant legal, tax and regulatory obligations

∎	approve the annual financial statements and the annual report

∎	approve the annual administration budget and the total full-time equivalent complement

∎	approve major contracts and agreements

∎	approve the Corporate Plan, including the corporate performance measures

∎	approve the annual assessment of corporate performance and evaluate Board and Board committee performance

∎	approve the Remuneration Framework, the remuneration pool and short-term incentive targets

∎	approve the appointment/reappointment/dismissal of the Chief Executive and assess the Chief Executive’s performance against annual performance objectives

∎	approve the appointment of the internal audit partner and the annual Internal Audit Plan, and

∎	oversee the external audit program.

The Board typically holds monthly meetings (except in January, April and September) and may, whenever necessary, hold additional meetings.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Board appointments

The Board comprises members who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. Consideration is given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is constituted entirely of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance as a whole. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

Board committees

The Board has established three committees, each with its own charter, to assist it in overseeing and governing various

QTC activities. The complete roles and responsibilities of each committee are outlined in the charters available on the QTC website.

Risk and Audit Committee

The Risk and Audit Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	the appropriateness and effectiveness of QTC’s enterprise-wide risk management system (including the enterprise-wide risk management framework, the risk appetite statement, and risk management strategies and policies) and the internal control framework

∎	risk and risk management, including carriage of the risks attributed to the Risk and Audit Committee

∎	the effectiveness of internal control processes

∎	the integrity of the financial statements and associated year-end and interim processes, and

∎	the adequacy and effectiveness of audit activities.

The Risk and Audit Committee must have at least three members and meet at least four times a year.

During the year, the Risk and Audit Committee recommended the adoption of annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewed the Queensland Audit Office’s External Audit Plan and QTC’s Internal Audit Plan.

QTC’s Risk and Audit Committee has observed the terms of its charter and had due regard to Queensland Treasury’s Audit Committee Guidelines.

Human Resources Committee

The Human Resources Committee is a decision-making and advisory body responsible for overseeing and assisting the

Board with:

∎	human resources-related key policies and compliance with relevant legislation

∎	the framework for remuneration and performance reviews

∎	the integrity and consistency of QTC’s corporate culture

∎	succession planning for the executive leadership team, executive development and talent pipeline risks

∎	strategic workforce planning and operational resource planning, and

∎	people material risks.

The Human Resources Committee must have at least three members and meet at least three times a year. The Human Resources Committee has observed the terms of its charter.

Funding and Markets Committee

The Funding and Markets Committee is a decision-making and advisory body responsible for overseeing and assisting the Board with:

∎	funding and markets-related key policies and compliance with relevant legislation

∎	the alignment of funding and markets activities with QTC’s policies and risk appetite

∎	QTC’s risk appetite, risk tolerance and risk mitigation strategies for funding and markets activities

∎	assessing QTC’s ability to access suitable funding markets to meet the State’s borrowing requirements and maintain appropriate levels of liquidity

∎	liquidity pool performance, and

∎	Cash Fund and Asset Liability Management Portfolio performance.

The Funding and Markets Committee must have at least three members and meet at least four times a year. The Funding and Markets Committee has observed the terms of its charter.

Meetings held

	BOARD	RISK AND AUDIT COMMITTEE	FUNDING AND MARKETS COMMITTEE	HUMAN RESOURCES COMMITTEE

Ordinary meetings held	9	5	4	4

Gerard Bradley[1]	9	1	4	4

Tonianne Dwyer[2]	9	-	3	4

Neville Ide	9	5	3	-

Anne Parkin	8	5	-	4

Alison Rayner[3]	2	1	-	-

Karen Smith-Pomeroy	9	5	-	4

Jim Stening[4]	8	-	4	-

[1]	Mr Bradley’s appointment to the Board expired on 30 June 2020. Mr Bradley was reappointed as Chair of the Board on 16 July 2020 until 30 June 2023.

[2]	Ms Dwyer’s appointment to the Board expired on 30 June 2020.

[3]	Ms Rayner resigned from the Board effective 12 September 2019.

[4]	Mr Stening’s appointment to the Board expired on 30 June 2020. Mr Stening was reappointed as a Board member on 16 July 2020 until 30 June 2023.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

State Investment Advisory Board

The State Investment Advisory Board, formerly named the Long Term Asset Advisory Board, is an advisory Board of Queensland Treasury Corporation established under section 10 of the

QTC Act. The Long Term Asset Advisory Board was renamed the State investment Advisory

Board (SIAB) on 4 July 2019.

In 2019–20, with power delegated from QTC, the SIAB was responsible for:

∎	providing governance oversight of the financial assets set aside by the Queensland Government to meet future employee liabilities and other long-term obligations of the State, and

∎	providing investment governance assistance in connection with the Financial Provisioning Fund established under the Mineral and Energy Resources (Financial Provisioning) Act 2018 and the National Injury Insurance Scheme Fund, Queensland.

The SIAB held four meetings in the year under review.

The SIAB members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act. The members of the SIAB were:

Name	Position

Rachel Hunter[1], Under Treasurer	Chairperson

Glenn Miller[2], Queensland Treasury	Member

Philip Graham[3], External Member	Member

Maria Wilton[3], External Member	Member

Tony Hawkins[3], External Member	Member

[1]	The Chair of SIAB is an ex-officio role. Frankie Carroll was Chair until Rachel Hunter was appointed as the Under Treasurer from 11 May 2020.

[2]

This position is an ex-officio appointment within Queensland Treasury. Alison Rayner acted as the ex-officio member until 20 September 2019. Following Ms Rayner’s departure, Glenn Miller has acted as the ex-officio member.

[3]

Mr Graham, Ms Wilton and Mr Hawkins were appointed as members on 4 July 2019. All are external to Queensland Treasury and have specialist experience in investment management and insurance. Philip Noble, Chief Executive QTC and Wayne Cannon, State Actuary ceased to be members on the appointment of the three external members on 4 July 2019.

The SIAB fulfilled its role as identified in its charter during 2019–20.

Long-Term Assets

QTC holds a portfolio of long-term assets that fund the State’s defined benefit superannuation and other long-term obligations. These assets were transferred to QTC by the State under an administrative arrangement in July 2008, for reasons relating to market volatility of the returns. In exchange, QTC issued the State with fixed rate notes set at an interest rate equivalent to the long-term average rate of return for a diversified portfolio of assets.

The long-term assets have no impact on QTC’s capital markets operations and there is no cash flow effect for QTC.

The SIAB sets the portfolio’s investment strategy and has appointed QIC Limited to implement that strategy.

Auditors

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

All significant audit recommendations raised by the Queensland Audit Office during the reporting period were addressed.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

The Financial and Performance Management Standard 2019 (Qld) (Standard) governs the operation of QTC’s internal audit function. QTC outsourced its independent internal audit function to EY for the 2019–20 financial year. Internal audit reports to the Risk and Audit Committee and is conducted under an Internal Audit Policy, consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Risk and Audit Committee) with:

∎	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

∎	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

∎	developing an annual audit plan, based on the assessment of financial and business risks aligned with QTC’s strategic goals and objectives, as well as material risks, and approved by the Risk and Audit Committee

∎	providing regular audit reports and periodic program management reports to the management team and the Risk and Audit Committee, and

∎	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, EY completed its internal audits in accordance with the approved annual audit plan.

QTC has had due regard to Queensland Treasury’s Audit Committee Guidelines, in establishing and supervising its outsourced internal audit function and, together with the Risk and Audit Committee, in overseeing and monitoring the internal audit function.

Leadership team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Leadership Team. The Chief Executive is appointed by the Board and executives are appointed by the Chief Executive. As with the Board, all Executive Leadership Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Leadership Team

as at 30 June 2020

Philip Noble	Chief Executive

Grant Bush	Deputy Chief Executive and Managing Director, Funding and Markets

Mark Girard	Managing Director, Clients

Rupert Haywood	Managing Director, Corporate Services and Chief Risk Officer

Jane Keating	Managing Director, Finance, Data and Compliance

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

                 QTC’s Capital Markets Board

Board members are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act on the recommendation of the Treasurer and in consultation with the Under Treasurer. Members are chosen on their ability and commitment to contribute to QTC’s performance and achievement of its stated objectives.

GERARD BRADLEY	Prior to his appointment as the Chair of QTC’s Board, Mr Bradley was the Under Treasurer and Under Secretary of the
Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000–2007.
BCOM, DIPADVACC, FCA,
FCPA, FAICD, FIML
Chairman
Appointed 10 May 2012. Tenure to 30 June 2023.	Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.
Board Committees

∎ Member, Human Resources Committee
∎ Member, Funding and Markets Committee

He is currently a Non-Executive Director and Chairman of Queensland Treasury Holdings Pty Ltd and related companies, a Non-Executive Director of Star Entertainment Group Ltd, Pinnacle Investment Management Group Limited and the Winston Churchill Memorial Trust, a Member of the Queensland regional selection committee for Churchill fellowships, and a Director of the Pinnacle Charitable Foundation and the Pinnacle Compliance Committee.

TONIANNE DWYER	Tonianne Dwyer is a lawyer by profession with a career of more than 25 years in international investment banking and finance.
BJURIS (HONS),
LLB (HONS), GAICD
Ms Dwyer’s executive experience covered a broad range of sectors, including real estate investment and development, financial services, health and aged care, education, research and development, and media. She held senior roles with Hambros Bank Limited, Societe Generale and Quintain Estates & Development PLC including a role with the finance division of the UK Department of Health. Over her executive career, she had experience in the UK, Europe and the US.
Appointed 14 February 2013.
Tenure to 30 June 2020.
Board Committees
∎ Chair, Human Resources Committee
∎ Member, Funding and Markets Committee

Ms Dwyer currently holds directorships with Metcash Limited, DEXUS Property Group, DEXUS Wholesale Property Fund, ALS Limited and Oz Minerals Limited. She is also a Senator and Deputy Chancellor of the University of Queensland and a Director of Chief Executive Women.

NEVILLE IDE	Neville Ide has more than 40 years’ experience in finance and treasury management having held executive roles in the
government, finance and banking sectors, including Queensland
Treasury Corporation for 12 years and as Group Treasurer at
Suncorp Metway Limited.
BBUS (ACCTG),
MCOMM (ACCTG AND FIN),
FCPA, FAICD
Appointed 1 October 2018.
Tenure to 30 September 2021.

His industry knowledge and experience covers banking, insurance, infrastructure and corporate treasury management, including debt and equity capital markets, balance sheet structuring and financial risk management.

Board Committees
∎ Member, Risk and Audit Committee
∎ Member, Funding and Markets Committee	Mr Ide has served as a non-executive director on a number of public and private company boards since 2006, including appointments to Queensland Motorways Limited, RACQ Insurance, RACQ Bank, Retech Technology Limited, SunWater Limited, and as a previous QTC Board member. He is currently a director of QBANK.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

ANNE PARKIN	Anne Parkin has more than 25 years’ of international management and board level experience across Asia-Pacific banking and financial services.
B SCIENCE (HONS),
DIP. ED, GRAD DIP SEC,
MBA, MAICD, F FIN

Ms Parkin has held diverse leadership roles in domestic and global broking and banking, superannuation administration, retail management and education in both the public and private sectors. At an executive level, she has experience operating in highly regulated businesses including banking with Credit Suisse and UBS, and in Australian superannuation.

Appointed 1 July 2016.
Tenure to 30 September 2022.
Board Committees
∎ Member, Risk and Audit Committee
∎ Member, Human Resources Committee

Ms Parkin is the former chair of a start up company and a former non-executive director of both Credit Suisse Securities Malaysia and Credit Suisse Securities Philippines. She was also the executive director of the Hong Kong Control Committee, responsible for oversight of operational risk for Credit Suisse Hong Kong and its affiliates, and the executive in charge of operational matters with local regulators, including the Hong Kong Monetary Authority and Hong Kong Securities & Futures Commission.

KAREN SMITH-POMEROY	Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.
ADIP (ACCOUNTING), GAICD, FIPA, FFIN

She held senior executive roles with Suncorp Group Limited from 1997 to 2014, including Chief Risk Officer Suncorp Bank from 2009 to 2013, and Executive Director, Suncorp Group subsidiary entities from 2009 to 2014. She has also held positions on a number of Boards and committees including CS Energy Limited and Tarong Energy Corporation Limited.

Appointed 9 July 2015.
Tenure to 30 September 2022.
Board Committees
∎ Chair, Risk and Audit Committee ∎ Member, Human Resources Committee

Karen is currently Chair of National Affordable Housing Consortium Limited and the Regional Investment Corporation, and a Non-Executive Director of Stanwell Corporation Limited, InFocus Wealth Management Limited, Infigen Energy Limited and Kina Securities Limited. She is also an Independent Audit Committee Chair of the Queensland Department of Local Government, Racing and Multicultural Affairs; and South Bank Corporation.

JIM STENING DIPFINSERV, FAICD	Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trading and investing in Australian and global capital markets.
Appointed 13 November 2014. Tenure to 30 June 2023.

Mr Stening has extensive experience in debt markets, business development, executive management and corporate governance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander.

Board Committees
∎ Chair, Funding and Markets Committee

Mr Stening is the founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed-income firm and a Non-Executive Director of related companies, and a Fellow of the Australian Institute of Company Directors.

23
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

24
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Financial Statements For the year ended 30 June 2020

Statement of comprehensive income	26

Balance sheet	27

Statement of changes in equity	28

Statement of cash flows	29

Notes to the Financial Statements	30

◾ Capital Markets Operations	34

◾ Long-Term Assets	48

◾ Other information	52

Certificate of the

Queensland Treasury Corporation	57

Independent Auditor’s report	58

Appendix A –

Statutory and mandatory disclosures	64

Appendix B – Glossary	65

Appendix C – Compliance checklist	66

Appendix D – Contacts	67

25
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Statement of comprehensive income

For the year ended 30 June 2020

	NOTE	2020 $000	2019 $000

CAPITAL MARKETS OPERATIONS

Net gain/(loss) on financial instruments at fair value through profit or loss

Gain on financial assets	3	5 173 695	8 806 820

Loss on financial liabilities	3	(5 105 688)	(8 677 303)

		68 007	129 517

Other income

Fee income		81 262	78 061

Lease income		7	253

Gain on disposal of plant and machinery		-	1 398

		81 269	79 712

Expenses

Administration expenses	4	(73 578)	(74 328)

Depreciation on right of use assets	14	(1 711)	-

Depreciation on leased assets		(12)	(113)

Loss on disposal of plant and machinery		(17)	-

		(75 318)	(74 441)

Profit from Capital Markets Operations before income tax		73 958	134 788

Income tax expense	5	(7 091)	(8 865)

Profit from Capital Markets Operations after income tax		66 867	125 923

LONG-TERM ASSETS

Net return from investments in Long-Term Assets

Net change in fair value of unit trusts		(1 105 390)	1 666 822

Interest on fixed rate notes		(1 825 104)	(1 879 573)

Net change in fair value of fixed rate notes		3 109 369	311 415

Management fees		(178 875)	(98 664)

Profit/(loss) from Long-Term Assets		-	-

Total net profit/(loss) for the year after tax		66 867	125 923

Total comprehensive income/(loss) attributable to the owner		66 867	125 923

Total comprehensive income/(loss) derived from:

Capital Markets Operations		66 867	125 923

Long-Term Assets		-	-

Total comprehensive income/(loss)		66 867	125 923

The accompanying notes form an integral part of these financial statements.

Note: Throughout these financial statements the Capital Markets Operations and the Long-Term Assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets (refer note 1).

26
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Balance sheet

As at 30 June 2020

	NOTE	2020 $000	2019 $000

ASSETS – CAPITAL MARKETS OPERATIONS

Cash and cash equivalents	6	2 487 431	1 577 139

Receivables		6 239	6 709

Assets held for sale		-	49

Financial assets at fair value through profit or loss	7	22 170 759	21 175 900

Derivative financial assets	8	377 633	289 989

Onlendings	9	98 334 286	87 129 775

Property, plant and equipment	13	3 633	3 942

Right-of-use assets	14	9 991	-

Intangible assets		14 383	14 968

Deferred tax asset		4 590	4 524

		123 408 945	110 202 995

ASSETS – LONG-TERM ASSETS

Financial assets at fair value through profit or loss	16	26 216 930	29 345 910

		26 216 930	29 345 910

Total Assets		149 625 875	139 548 905

LIABILITIES – CAPITAL MARKETS OPERATIONS

Payables		19 974	24 331

Derivative financial liabilities	8	646 834	398 872

Financial liabilities at fair value through profit or loss

- Interest-bearing liabilities	10(a)	113 188 864	102 012 672

- Deposits	10(b)	8 865 253	7 183 040

Lease liabilities	14	17 826	-

Other liabilities		143 471	74 224

		122 882 222	109 693 139

LIABILITIES – LONG-TERM ASSETS

Financial liabilities at fair value through profit or loss	16	26 216 930	29 345 910

		26 216 930	29 345 910

Total Liabilities		149 099 152	139 039 049

NET ASSETS		526 723	509 856

EQUITY – CAPITAL MARKETS OPERATIONS

Retained surplus		526 723	509 856

		526 723	509 856

EQUITY – LONG-TERM ASSETS

Retained surplus		-	-

		-	-

Total Equity		526 723	509 856

The accompanying notes form an integral part of these financial statements.

27
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Statement of changes in equity

For the year ended 30 June 2020

	NOTE	CAPITAL MARKETS OPERATIONS RETAINED SURPLUS $000	LONG-TERM ASSETS RETAINED SURPLUS $000	TOTAL EQUITY $000

Balance at 1 July 2018		433 933	721 616	1 155 549

Net effect of changes in accounting policies		-	(721 616)	(721 616)

Profit for the year		125 923	-	125 923

Transactions with owners in their capacity as owners:

Dividend provided for or paid		(50 000)	-	(50 000)

Balance at 30 June 2019		509 856	-	509 856

Balance at 1 July 2019		509 856	-	509 856

Profit for the year		66 867	-	66 867

Transactions with owners in their capacity as owners:

Dividend paid	24	(50 000)	-	(50 000)

Balance at 30 June 2020		526 723	-	526 723

The accompanying notes form an integral part of these financial statements.

28
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Statement of cash flows

For the year ended 30 June 2020

	NOTE	2020 $000	2019 $000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities

Interest received from onlendings		3 017 502	3 338 472

Interest received from investments and other sources		337 479	752 084

Fees received		81 264	78 059

Net GST		(172)	(463)

Interest paid on interest-bearing liabilities		(3 054 005)	(4 304 482)

Interest paid on deposits		(126 763)	(169 947)

Administration expenses paid		(71 600)	(70 375)

Income tax paid		(8 638)	(15 944)

Net cash provided by/(used in) operating activities	15(a)	175 067	(392 596)

Cash flows from investing activities

Proceeds from sale of investments		41 490 286	48 862 702

Payments for investments		(42 205 617)	(49 456 035)

Net client onlendings		(9 527 259)	(535 943)

Payment for intangibles		(1 567)	(8)

Proceeds from sale of property, plant and equipment		20	60 621

Payments for property, plant and equipment		(321)	(29)

Net cash used in investing activities		(10 244 458)	(1 068 692)

Cash flows from financing activities

Proceeds from interest-bearing liabilities		62 312 835	54 086 609

Repayment of interest-bearing liabilities		(52 967 165)	(52 608 312)

Net client deposits		1 684 013	969 462

Dividend paid		(50 000)	(50 000)

Net cash provided by financing activities	15(b)	10 979 683	2 397 759

Net increase in cash and cash equivalents held		910 292	936 471

Cash and cash equivalents at 1 July		1 577 139	640 668

Cash and cash equivalents at 30 June	6	2 487 431	1 577 139

LONG-TERM ASSETS

No external cash flow is generated from the long-term assets (refer note 1).

The accompanying notes form an integral part of these financial statements.

29
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

For the year ended 30 June 2020

Contents

1	General information	30

2	Significant accounting policies and other explanatory information	31

Capital Markets Operations

3	Net gain/(loss) on financial instruments at fair value through profit or loss	34

4	Administration expenses	34

5	Income tax expense	35

6	Cash and cash equivalents	35

7	Financial assets at fair value through profit or loss	36

8	Derivative financial assets and derivative financial liabilities	36

9	Onlendings	37

10	Financial liabilities at fair value through profit or loss	37

11	Financial risk management	39

12	Fair value hierarchy	44

13	Property, plant and equipment	45

14	Right of use assets and lease liabilities	46

15	Notes to the statement of cash flows	47

Long-Term Assets

16	Financial instruments at fair value through profit or loss	48

17	Financial risk management	49

18	Fair value hierarchy	50

Other information

19	Contingent liabilities	52

20	Related party transactions	52

21	Key management personnel	53

22	Auditor’s remuneration	56

23	Investments in companies	56

24	Dividends	56

25	Events subsequent to balance date	56

1	General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act. QTC is domiciled in Queensland, Australia, with its principal place of business being 111 Eagle Street, Brisbane, Queensland. QTC’s ultimate parent is the State of Queensland.

Capital Markets Operations

QTC’s Capital Markets Operations include debt funding, cash management, financial risk management advisory and specialist public finance education.

These services are undertaken on a cost-recovery basis with QTC lending to its clients at an interest rate based on its cost of funds plus a loan administration fee to cover the cost of administering the loans. The benefit/ cost associated with QTC’s management of these loans is passed on to Queensland Treasury. QTC passes on the returns of asset management to its clients and retains the unrealised gains/losses associated with credit spread movements on its balance sheet until the sale of the asset or its maturity.

QTC’s Capital Markets Operations also generate a profit or loss reflecting the net return from financial markets instruments held for capital and liquidity purposes. In undertaking these activities, QTC maintains adequate capital to manage its risks having regard to its Capital Adequacy Policy.

Long-Term Assets

QTC also holds a portfolio of assets that were transferred to QTC by the State Government in 2008 (the Long-Term Assets). These assets are held to fund the superannuation and other long-term obligations of the State. The Long-Term Assets are held in unit trusts managed by QIC Limited (QIC) and overseen by the State Investment Advisory Board (SIAB) (previously the Long Term Asset Advisory Board (LTAAB)).

In return for the transfer of assets, QTC issued the State fixed rate notes with an interest rate currently at 6.5 per cent (2019: 6.5 per cent) on the book value of the notes. Recognising the direct relationship between the fixed rate notes and the Long-Term Assets, any difference between the return paid by QTC on the fixed rate note and the return received by QTC on the Long-Term Assets, is recognised in the financial statements annually as a market value adjustment.

Any market value adjustment does not impact QTC’s Capital Markets Operations or its ability to meet its obligations.

SIAB and its members comprise of representatives from Queensland Treasury and three external members with experience in investment management and insurance.

SIAB has been delegated all responsibility for overseeing the Long-Term Assets within a framework provided by the State Government. This includes determining an appropriate investment strategy, monitoring investment performance and the performance of the investment manager (QIC), and monitoring compliance with relevant internal controls, standards and legislation. The formulation of strategic asset allocation, performance and monitoring of the Long-Term Assets is therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations and is the responsibility of SIAB and their appointed investment manager (QIC).

Each year, QTC receives relevant information about the Long-Term Assets in order to prepare financial statements in accordance with Australian Accounting Standards and other prescribed requirements. QIC is responsible for assisting SIAB to provide this relevant information to QTC.

30
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2020

2	Significant accounting policies and other explanatory information

The principal accounting policies adopted in preparation of the financial report are set out below and in the relevant notes to the financial statements.

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2020 have been prepared in accordance with Australian Accounting Standards (AASB) and interpretations adopted by the Australian Accounting Standards Board, the Financial Accountability Act 2009, the Financial and Performance Management Standard 2009 and the Financial Reporting Requirements for Queensland Government Agencies (as applicable to statutory bodies).

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. QTC has elected to comply with the requirements of IFRS as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

New accounting standards

All new and amended accounting standards effective for the financial year have been adopted.

This year QTC has applied AASB 16 Leases (which replaced AASB 117 Leases) for the first time.

AASB 16 Leases – Introduced new guidance on the definition of a lease. Previously, QTC classified its leases as operating or finance leases based on whether the lease transferred significantly all the risks and rewards incidental to ownership of the asset to the lessee.

This distinction between operating and finance leases no longer exists for lessee accounting under AASB 16. From 1 July 2019, all leases, other than short-term leases and leases of low value assets, are now recognised on balance sheet as lease liabilities and right-of-use assets.

For leases and lease-like arrangements existing at 30 June 2019, QTC elected to apply the practical expedient to grandfather the previous assessments made under AASB 117 and Interpretation 4 Determining whether an Arrangement contains a Lease about whether those contracts contained leases.

QTC has elected to adopt the cumulative approach as permitted in AASB 16, meaning it did not need to restate comparative information.

Application of AASB 16 resulted in the current lease for QTC’s principal office at 111 Eagle Street being recognised on balance sheet. On transition, the lease liability was measured at the present value of the remaining lease commitments using QTC’s incremental borrowing rate of 1.7% at 1 July 2019. The lease term used to identify the remaining lease commitments includes all extension or renewal options that QTC is reasonably certain to exercise. The offsetting right-of-use asset has been measured at an amount equal to the liability adjusted for the remaining lease incentive liability.

The following table summarises the on-transition adjustments to asset and liability balances at 1 July 2019.

	1 JULY 2019 $000	30 JUNE 2019 $000

Impact on the balance sheet (increase/(decrease)):

Right-of-use assets	11 702	-

Lease liabilities	(20 338)	-

Lease incentive liability	-	(8 636)

Net lease liability	(8 636)	(8 636)

There has been no movement in the net lease liability on transition to AASB 16.

Reconciliation of operating lease commitments at 30 June 2019 to the lease liabilities at 1 July 2019.

$000

Total undiscounted operating lease commitments at 30 June 2019	22 025

Less discount using the incremental borrowing rate at 1 July 2019 (1.7%)	(1 206)

Present value of operating lease commitments	20 819

Less leases with remaining lease terms of less than 12 months	(481)

20 338

31
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

For the year ended 30 June 2020

2	Significant accounting policies and other explanatory information continued

(a)	Basis of preparation continued

Standards and interpretations not yet adopted

Certain new accounting standards have been issued that are not mandatory for the current reporting period.

The future adoption of Australian Accounting Standards and Interpretations issued but not yet effective are not expected to have a material impact on QTC’s financial statements, however they may result in minor changes to how information is currently disclosed.

Basis of measurement

These financial statements are prepared based on fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency

These financial statements are presented in Australian dollars which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after considering interest rates and accrued interest. Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Financial assets and liabilities

Financial assets on initial recognition are classified at fair value through profit or loss and include:

∎	cash and cash equivalents

∎	financial assets at fair value through profit or loss

∎	derivative financial instruments, and

∎	onlendings.

Financial liabilities are measured at fair value through profit or loss and include:

∎	interest-bearing liabilities, and

∎	deposits.

Financial assets and liabilities are recognised on the balance sheet when QTC becomes party to the contractual provisions of the financial instrument, which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Financial assets and liabilities are measured at fair value through profit or loss by reference to quoted market exit prices where available. If quoted market prices are not available, then fair values are estimated based on pricing models or other recognised valuation techniques.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial assets and liabilities at fair value through profit or loss are brought to account in the statement of comprehensive income.

(e)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11(c)(iv)).

(f)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a financial liability at fair value through profit or loss.

(g)	Fee income

Fee income includes:

∎	management fee income, which represents income earned from the management of QTC’s onlendings and deposits, is recognised over time when the service has been provided in accordance with client mandates

∎	other fees, which are recognised in the period the services are provided to the extent that it is probable that the economic benefits will flow to QTC and can be measured reliably, and

∎	revenue on financial guarantees is recognised at inception and on an ongoing basis over the contract term. The probability of default on a financial guarantee is extremely low due to counter indemnities and therefore, revenue receivable is reflective of fair value.

32
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

For the year ended 30 June 2020

2	Significant accounting policies and other explanatory information continued

(h)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund. Return of profits to the Consolidated Fund is made by way of dividends which are provided for following approval by the Board after considering QTC’s capital requirements.

(j)	Receivables

Receivables are measured at amortised cost which approximates their fair value at reporting date. Trade debtors are recognised at the amounts due at the time of sale or service delivery i.e. the agreed purchase/contract price. Other debtors generally arise from transactions outside the usual operating activities of the corporation and are recognised at their assessed values with terms and conditions similar to trade debtors.

(j)	Intangible assets

Costs incurred to acquire computer software licences and to develop the specific software are capitalised. These assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and ten years.

(k)	Impairment

Where an impairment is recognised the following methodology is applied:

Receivables: The loss allowance for trade and other debtors reflects lifetime expected credit losses and incorporates reasonable and supportable forward-looking information. Economic changes impacting the QTC’s debtors and relevant industry data form part of the QTC’s impairment assessment. No loss allowance is recorded for receivables from Queensland Government agencies or Australian Government agencies on the basis of materiality.

Where there is no reasonable expectation of recovering an amount owed by a debtor, the debt is written-off by directly reducing the receivable against the loss allowance. If the amount of debt written off exceeds the loss allowance, the excess is recognised as an impairment loss.

Non-financial Assets: The carrying value of non-financial assets is reviewed at each reporting date or where there is an indication of impairment. If an indication of impairment exists, the asset’s recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use.

(l)	Employee benefits

A liability is recognised for employee benefits including salaries, superannuation, annual leave, long service leave and short-term incentives where there is a present or constructive obligation as a result of past service. The liability is based on the amount expected to be paid provided that the obligation can be measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months, such as long service leave, future pay increases are projected and then discounted using the Australian Government Bond Generic Yield Rates. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(m)	Rounding

Amounts have been rounded to the nearest thousand dollars except as otherwise stated.

(n)	Comparative figures

No material adjustments have been made to prior year comparatives.

(o)	Judgements and assumptions

The preparation of the financial statements requires the use of accounting estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

Financial assets and financial liabilities (including derivatives) are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Valuation techniques may include applying trading margins to the swap curve or counterparty credit spreads for similar instruments, adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where an instrument is not actively traded.

Judgement may be needed in selecting valuation methods or assumptions where an active market quote is not available (refer notes 12 and 18).

Investments in Queensland Treasury Holdings Pty Ltd (QTH)

Queensland Treasury holds a 60 per cent beneficial interest in QTH and 76 per cent of the voting rights. The remaining 40 per cent beneficial interest and 24 per cent voting rights is held by QTC. QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

COVID-19 and other Environmental, Social, and Governance (ESG) related impacts

The majority of QTC’s assets (onlendings and cash and cash equivalents) are valued daily at fair value and therefore no further adjustment is required as a result of COVID-19, climate change, changes to laws and regulations or other policies adopted by governments or regulatory authorities. Credit risk is separately monitored by QTC (refer note 11(c)). The majority of QTC’s onlendings are guaranteed by the State, including lending to carbon intensive businesses.

33
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

3	Net gain/(loss) on financial instruments at fair value through profit or loss

Accounting Policy

Gain/(loss) on financial assets and financial liabilities at fair value through profit or loss includes:

∎	net interest income and expense recognised under the accrual basis

∎	net realised gain/(loss) resulting from market rate movements recognised on settlement date from the sale of investments and the pre-redemption of borrowings, and

∎	net unrealised gain/(loss) resulting from market rate movements from investments, certain onlendings and borrowings.

	2020	2019
	$000	$000

Net gain on financial assets at fair value through profit or loss

Cash and cash equivalents	15 292	12 866

Financial assets at fair value through profit or loss	419 113	780 530

Derivatives	160 202	67 997

Onlendings	4 579 088	7 945 427

	5 173 695	8 806 820

Net loss on financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss

- Short-term	(199 828)	(167 142)

- Long-term	(4 541 637)	(7 855 728)

Deposits	(119 180)	(170 417)

Derivatives	(227 207)	(467 602)

Other	(17 836)	(16 414)

	(5 105 688)	(8 677 303)

4 Administration expenses
	2020	2019
	$000	$000

Salaries and related costs	43 751	41 422

Superannuation contributions	3 840	3 450

Contractors	459	2 000

Consultants’ fees	2 399	3 917

Information and registry services	3 468	2 972

Depreciation on property, plant and equipment	630	673

Amortisation and impairment on intangible assets	2 152	2 092

Office occupancy	1 722	3 302

Information and communication technology	11 225	9 737

Other administration expenses	3 932	4 763

	73 578	74 328

34
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

5	Income tax expense

Accounting Policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended). QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long-Term Assets segment.

	2020	2019
	$000	$000

Current tax	7 153	8 638

Deferred tax (income)/expense	(62)	227

Total income tax expense recognised in the year	7 091	8 865

Numerical reconciliation between income tax expense and pre-tax accounting profit

Profit for the year before tax	73 958	134 788

Less profits/(losses) from non-taxable portfolios:

- Capital Markets Operations	50 327	105 303

- Long-Term Assets	-	-

Operating profit from taxable portfolios	23 631	29 485

Tax at the Australian tax rate of 30% on taxable portfolios	7 089	8 846

Effect of non-deductible items	2	19

Income tax expense	7 091	8 865

6	Cash and cash equivalents

Accounting Policy

Cash and cash equivalents include cash on hand and on demand deposits which are highly liquid investments and readily convertible to cash.

	2020	2019
	$000	$000

Cash at bank	2 487 431	1 577 139

	2 487 431	1 577 139

35
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

7	Financial assets at fair value through profit or loss

	2020	2019
	$000	$000

Discount securities	6 248 681	6 492 812

Commonwealth and state securities (1)	1 890 341	1 665 784

Floating rate notes	8 973 685	8 227 251

Term deposits	3 590 075	3 265 525

Other investments	1 467 977	1 524 528

	22 170 759	21 175 900

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2020: $8,642.0 million (2019: $9,844.2 million) of financial assets will mature after 12 months.

8	Derivative financial assets and derivative financial liabilities

Accounting Policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the income statement. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of its asset and liability management activities. In addition, derivatives may be used to deliver long-term floating rate or long-term fixed rate exposure.

	2020	2019
	$000	$000

Derivative financial assets

Interest rate swaps	291 741	204 482

Cross currency swaps	72 743	70 087

Foreign exchange contracts	11 950	7 673

Futures contracts	1 199	7 747

	377 633	289 989

Derivative financial liabilities

Interest rate swaps	(506 650)	(355 569)

Cross currency swaps	(75 813)	(27 345)

Foreign exchange contracts	(17 053)	(1 830)

Futures contracts	(47 318)	(14 128)

	(646 834)	(398 872)

Net derivatives	(269 201)	(108 883)

As at 30 June 2020, derivatives with a net liability position of $298.1 million have maturity dates exceeding 12 months

(2019: net liability position of $124.0 million).

36
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

9	Onlendings

Accounting Policy

QTC borrows on behalf of its clients and lends at an interest rate based on QTC’s cost of funds plus an administration fee to cover the cost of QTC’s operations.

Onlendings are initially recognised at the amount drawn-down. Following initial recognition, onlendings are included in the balance sheet at fair value by reference to either the underlying debt portfolio, or in the case of fixed rate loans, on a discounted cash flow basis.

	2020	2019
	$000	$000

Government departments and agencies	42 133 893	33 382 054

Government owned corporations	28 686 077	27 666 064

Statutory bodies	20 320 437	19 367 116

Local governments	6 797 068	6 302 676

QTC related entities (1)	104 391	112 961

Other bodies	292 420	298 904

	98 334 286	87 129 775

(1)	QTC related entities includes DBCT Holdings Pty Ltd.

At 30 June 2020, no client deposits have been placed in redraw facilities and offset the value of onlendings in the balance sheet (2019: $4.5 billion). The gross value of onlendings at 30 June 2020 is $98.3 billion (2019: $91.6 billion).

As at 30 June 2020: $98,143.4 million (2019: $86,209.3 million) of repayments are expected to be received after 12 months.

10	Financial liabilities at fair value through profit or loss

(a)     Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds.

	2020	2019
	$000	$000

Interest-bearing liabilities

Short-term

Treasury notes	4 714 972	5 010 470

Commercial paper	1 321 736	676 157

	6 036 708	5 686 627

Long-term

AUD Bonds	97 745 424	91 134 633

Floating rate notes	7 629 841	3 608 199

Medium-term notes	1 462 903	1 237 416

Other	313 988	345 797

	107 152 156	96 326 045

Total interest-bearing liabilities	113 188 864	102 012 672

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

As at 30 June 2020: $98,590.6 million (2019: $87,886.3 million) of debt securities are expected to be settled after more than 12 months.

Instruments denominated in foreign currency are fully hedged resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a)(i).

37
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

10	Financial liabilities at fair value through profit or loss continued
(a)	Interest-bearing liabilities continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

AS AT 30 JUNE 2020	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	4 714 972	4 716 000	(1 028)

Commercial paper	1 321 736	1 321 774	(38)

	6 036 708	6 037 774	(1 066)

Long-term

AUD Bonds	97 745 424	84 260 055	13 485 369

Floating rate notes	7 629 841	7 630 000	(159)

Medium-term notes	1 462 903	1 117 441	345 462

Other	313 988	304 402	9 586

	107 152 156	93 311 898	13 840 258

Total interest-bearing liabilities	113 188 864	99 349 672	13 839 192

AS AT 30 JUNE 2019	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

Interest-bearing liabilities

Short-term

Treasury notes	5 010 470	5 020 000	(9 530)

Commercial paper	676 157	677 517	(1 360)

	5 686 627	5 697 517	(10 890)

Long-term

AUD Bonds	91 134 633	79 312 983	11 821 650

Floating rate notes	3 608 199	3 600 000	8 199

Medium-term notes	1 237 416	1 009 641	227 775

Other	345 797	337 331	8 466

	96 326 045	84 259 955	12 066 090

Total interest-bearing liabilities	102 012 672	89 957 472	12 055 200

38
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

10	Financial liabilities at fair value through profit or loss continued

(b)	Deposits

Client deposits are accepted to either the QTC Cash Fund or Working Capital Facility. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

	2020	2019
	$000	$000

Client deposits

Local governments	3 602 330	3 529 042

Statutory bodies	3 002 217	2 663 595

Government departments and agencies	80 598	583 216

Government owned corporations	131 592	96 161

QTC related entities (1)	94 494	93 747

Other depositors	143 603	166 018

	7 054 834	7 131 779

Collateral held	56 739	51 261

Repurchase agreements	1 753 680	-

	1 810 419	51 261

Total deposits	8 865 253	7 183 040

(1)	QTC related entities includes Queensland Treasury Holdings Pty Ltd and its subsidiaries Brisbane Port Holdings Pty Ltd, DBCT Holdings Pty Ltd and Queensland Lottery Corporation Pty Ltd.

As at 30 June 2020: $8,764.2 million (2019: $7,072.4 million) will mature within 12 months.

11	Financial risk management

QTC’s activities expose it to a variety of financial risks including market risk (including foreign exchange risk and interest rate risk), funding and liquidity risk and credit risk. QTC’s financial risk management practices focus on minimising financial risk exposure and managing volatility, to mitigate the potential adverse effects on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

Robust systems are in place for managing financial risk and compliance. Adherence to financial risk policies are monitored daily. To ensure independence, measurement and monitoring of financial risks is performed by teams separate to those involved in transacting.

All financial risk management activities are conducted within Board approved policies, as set out in the Financial Markets Risk Policy with new financial instruments approved by the QTC Board. All breaches of the Financial Markets Risk Policy are escalated to management, the Chief Executive and the Funding and Markets Committee and presented at the next Board meeting.

QTC ensures that in undertaking its capital markets activities it has regard to its Capital Adequacy Policy. QTC has no legal, regulatory or accounting requirement to hold capital however, its Capital Adequacy Policy sets out how QTC should manage its capital to support its business activities and risk profile. QTC’s Capital Adequacy Policy uses a stress scenario to determine the level of capital that should be held to cover funding and liquidity, market, credit and operational risks. This level of capital is known as Optimal Capital. Optimal Capital is calculated and regularly compared to QTC’s actual capital, with reports presented to management and the Board.

(a)	Market risk

QTC’s exposure to market risk is through its borrowing and investment activities. Market risk is the risk of incurring losses in positions arising from adverse movements in financial market prices. QTC is exposed to market risk in the form of foreign exchange rates and interest rates. This includes borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and to reduce the risk associated with refinancing maturing loans.

As a consequence of market price movements, there are residual risk positions which may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

39
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

11	Financial risk management continued
(a)	Market risk continued

(i)    Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates. The following table summarises the hedging effect, in Australian dollars, that cross currency swaps and forward exchange contracts have had on the face value of offshore borrowings and investments.

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE

	2020	2019	2020	2019	2020	2019	2020	2019
	$000	$000	$000	$000	$000	$000	$000	$000

USD	(999 484)	(363 517)	495 270	389 833	504 214	(26 316)	-	-

CHF	(168 449)	(160 821)	-	-	168 449	160 821	-	-

GBP	(322 290)	-	-	-	322 290	-	-	-

JPY	(203 241)	(198 559)	-	-	203 241	198 559	-	-

EUR	(745 751)	(650 261)	81 771	-	663 980	650 261	-	-

(ii)    Interest rate risk

QTC lends to clients based on a duration profile specified in the client mandates. QTC then manages any mismatch between the duration profile of client loans and QTC’s funding within an Asset and Liability Management Portfolio. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing any mismatch between client loans and QTC’s funding are passed on to Queensland Treasury, ensuring that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR).

QTC uses a Board approved VaR framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests. The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99 per cent confidence level. QTC uses the historical simulation approach to calculate VaR with a holding period of ten business days.

To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured. QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In QTC’s funding and liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long-term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile. QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve, as well as cash, bank bill and bond futures contracts and QTC’s yield curve.

Client deposits into the QTC Cash Fund are invested on behalf of clients and returns received from these investments are passed onto QTC’s clients except for mark-to-market gains or losses from credit spread movements. QTC generally holds these investments to maturity and therefore any mark-to-market impacts from credit spread changes are typically reversed over the life of the assets.

(b)     Liquidity and financing risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward-looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a zero per cent capital risk weighting. In normal market circumstances, this generally ensures QTC debt is in high demand. Demand is further supported by the fact that QTC borrowings are guaranteed by the Queensland Government, QTC has been rated AA+/Aa1/AA by ratings agencies Standard & Poor’s, Moody’s and Fitch respectively and that QTC benchmark bonds are Reserve Bank of Australia (RBA) repurchase agreement eligibile (repo eligible). The ability to readily issue debt is considered a potential source of liquidity.

QTC maintains appropriate liquidity to meet minimum requirements as defined by the Board. Limits are set by the Board and reviewed annually for the following liquidity metrics:

∎	Forecast Liquidity – QTC must maintain a minimum liquidity balance of assets to maturing liabilities at all times over a rolling 12 month horizon

∎	Standard & Poor’s Liquidity Ratio – QTC must maintain a minimum ratio of liquid assets to debt serving requirements at all times over a rolling 12 month horizon

∎	Daily Cash Balances – QTC must meet expected net cash requirements due in the next 5 business days using cash at bank and short term investments.

In addition to adhering to Board approved liquidity metrics, QTC holds liquid assets in the form of public sector entity deposits and the State’s Long-Term Assets. QTC considers these assets as potential sources of liquidity in a liquidity crisis.

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility as its core short-term funding facility. In addition, QTC has in place Euro and US medium-term note facilities and Euro and US commercial paper facilities to take advantage of funding opportunities in offshore markets. These facilities ensure that QTC is readily able to access both the domestic and international financial markets.

Except for deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Except for cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (i.e. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five-year time band with no interest payment assumed in this time band.

40
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

11	Financial risk management continued

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

	3 MONTHS	3 - 6	6 - 12	1 - 5	MORE THAN
CONTRACTUAL MATURITIES	OR LESS	MONTHS	MONTHS	YEARS	5 YEARS	TOTAL	FAIR VALUE
AS AT 30 JUNE 2020	$000	$000	$000	$000	$000	$000	$000

Financial assets

Cash and cash equivalents	2 487 431	-	-	-	-	2 487 431	2 487 431

Receivables	6 239	-	-	-	-	6 239	6 239

Onlendings (1)	3 114 474	3 214 281	3 545 480	14 802 798	83 420 266	108 097 299	98 334 286

Financial assets at fair value through profit or loss	8 180 839	7 279 998	1 912 980	9 993 376	4 393 697	31 760 890	22 170 759

Total financial assets	13 788 983	10 494 279	5 458 460	24 796 174	87 813 963	142 351 859	122 998 715

Financial liabilities

Payables	(19 974)	-	-	-	-	(19 974)	(19 974)

Deposits	(6 591 677)	(2 052 568)	(20 772)	(8 593)	(94 305)	(8 767 915)	(8 865 253)

Financial liabilities at fair value through profit or loss

- Short-term	(2 472 774)	(3 565 000)	-	-	-	(6 037 774)	(6 036 708)

- Long-term	(1 446 575)	(137 674)	(10 089 566)	(43 862 187)	(58 448 725)	(113 984 727)	(107 152 156)

Total financial liabilities	(10 531 000)	(5 755 242)	(10 110 338)	(43 870 780)	(58 543 030)	(128 810 390)	(122 074 091)

Derivatives

Interest rate swaps	7 888	5 922	12 739	(99 021)	(151 047)	(223 519)	(214 908)

Cross currency swaps	(26 959)	(9 811)	(36 274)	(125 750)	(383 193)	(581 987)	(3 070)

Foreign exchange contracts	(3 413)	-	-	-	-	(3 413)	(5 104)

Futures contracts	9 600	-	-	-	-	9 600	(46 119)

Net derivatives	(12 884)	(3 889)	(23 535)	(224 771)	(534 240)	(799 319)	(269 201)

Net (liabilities)/assets	3 245 099	4 735 148	(4 675 413)	(19 299 377)	28 736 693	12 742 150	655 423

Cumulative	3 245 099	7 980 247	3 304 834	(15 994 543)	12 742 150	-	-

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore on lent based on these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This can result in QTC’s liability maturity profile being shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach does require QTC to undertake periodic refinancing of its liabilities.

41
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

11	Financial risk management continued
(b)	Liquidity and financing risks continued

	3 MONTHS	3 - 6	6 - 12	1 - 5	MORE THAN
CONTRACTUAL MATURITIES	OR LESS	MONTHS	MONTHS	YEARS	5 YEARS	TOTAL	FAIR VALUE
AS AT 30 JUNE 2019	$000	$000	$000	$000	$000	$000	$000

Financial assets

Cash and cash equivalents	1 577 139	-	-	-	-	1 577 139	1 577 139

Receivables	6 709	-	-	-	-	6 709	6 709

Onlendings(1)	1 058 432	1 177 372	1 468 018	14 632 239	74 038 140	92 374 201	87 129 775

Financial assets at fair value through profit or loss	2 968 764	8 274 482	3 936 258	13 548 190	1 561 012	30 288 706	21 175 900

Total financial assets	5 611 044	9 451 854	5 404 276	28 180 429	75 599 152	124 246 755	109 889 523

Financial liabilities

Payables	(24 331)	-	-	-	-	(24 331)	(24 331)

Deposits	(6 816 861)	(22 134)	(4 298)	(8 199)	(96 192)	(6 947 684)	(7 183 040)

Financial liabilities at fair value through profit or loss

- Short-term	(3 847 833)	(1 649 683)	(200 000)	-	-	(5 697 516)	(5 686 627)

- Long-term	(1 253 580)	(127 241)	(10 152 005)	(40 494 648)	(52 552 420)	(104 579 894)	(96 326 045)

Total financial liabilities	(11 942 605)	(1 799 058)	(10 356 303)	(40 502 847)	(52 648 612)	(117 249 425)	(109 220 043)

Derivatives

Interest rate swaps	(62)	(2 065)	13 272	(62 045)	(113 248)	(164 148)	(151 087)

Cross currency swaps	(5 185)	(4 874)	(30 712)	(128 873)	(392 486)	(562 130)	42 742

Foreign exchange contracts	7 822	(1 446)	-	-	-	6 376	5 843

Futures contracts	94 700	-	-	-	-	94 700	(6 381)

Net derivatives	97 275	(8 385)	(17 440)	(190 918)	(505 734)	(625 202)	(108 883)

Net (liabilities)/assets	(6 234 286)	7 644 411	(4 969 467)	(12 513 336)	22 444 806	6 372 128	560 597

Cumulative	(6 234 286)	1 410 125	(3 559 342)	(16 072 678)	6 372 128	-	-

(1)

A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore on lent based on these businesses being going concerns and continuing to meet key credit metric criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This can result in QTC’s liability maturity profile being shorter than the asset maturity profile. While interest rate risk mismatches are hedged with swap and futures contracts, this approach does require QTC to undertake periodic refinancing of its liabilities.

(c)	Credit risk

(i)	Financial markets counterparties

Financial markets credit exposure is estimated as the potential loss at balance date associated with QTC’s investments in the cash fund and other direct investments in financial instruments. In addition, QTC has credit exposure in the form of derivative contracts. Credit risk is the risk that these counterparties are not able to meet the payment obligations associated with QTC’s investments.

The credit exposure for non-derivative investments is calculated daily based on the higher of the market value or face value of the instrument. In contrast, exposure to derivative contracts is based only on a notional ‘add-on’ factor applied to the value of the instrument. Derivatives are marked-to-market daily with zero thresholds under all QTC’s credit support annexes. QTC utilises collateral arrangements to limit its exposure to counterparties with which it trades derivatives (refer (iv) master netting arrangements).

42
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

11	Financial risk management continued
(c)	Credit risk continued

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING (1)	AAA	AA+	AA	AA-	A+	A	OTHER(2)	TOTAL
30 JUNE 2020	$000	$000	$000	$000	$000	$000	$000	$000

Cash & equivalents	-	-	-	2 487 431	-	-	-	2 487 431

Financial assets(3)	2 247 083	837 825	-	14 518 660	2 346 260	1 759 864	114 956	21 824 648

Derivatives	1 751	-	-	57 506	16 764	-	-	76 021

	2 248 834	837 825	-	17 063 597	2 363 024	1 759 864	114 956	24 388 100

	10%	3%	-	70%	10%	7%	0%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency.

(2)	Includes long-term ratings of A- and BBB+, or a short-term rating of A-1+ & A-2.

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits.

(i)	Financial markets counterparties continued

BY CREDIT RATING (1)	AAA	AA+	AA	AA-	A+	A	OTHER(2)	TOTAL
30 JUNE 2019	$000	$000	$000	$000	$000	$000	$000	$000

Cash & equivalents	-	-	-	1 577 139	-	-	-	1 577 139

Financial assets(3)	1 373 518	879 541	118 354	15 687 028	1 998 084	932 111	100 616	21 089 252

Derivatives	-	-	-	50 014	11 694	-	-	61 708

	1 373 518	879 541	118 354	17 314 181	2 009 778	932 111	100 616	22 728 099

	6%	4%	1%	76%	9%	4%	0%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency.

(2)	Includes long-term ratings of A- and BBB+, or a short-term rating of A-1+ & A-2.

(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. At 30 June 2020, QTC’s exposure to systemically important domestic banks (which are rated AA-) was approximately 57 per cent. The exposure to domestic banks reflects the structure of the Australian credit markets which are themselves dominated by issuance from these entities. Key characteristics of these entities are continuously monitored including their regulatory requirements, additional capital buffers, type of issuance and the impact of exigent developments such as COVID-19.

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC has a requirement to invest with counterparties rated BBB+ or better and have their head offices in politically stable countries with strong legal and regulatory frameworks associated with financial institutions and financial markets.

QTC’s Board establishes maximum counterparty dollar value and term limits related to issuer credit ratings. Actual limits for individual counterparties will be within these Board limits and depend on the country of domicile, performance against key credit metrics and other factors related to asset quality, level of capital and size of funding program. ESG and sustainability risks are also key considerations when determining credit ratings.

Ratings agencies are used as the prime source of credit ratings information by QTC’s credit team. This information is supported by the credit team’s own credit analysis methodology and practice for exposure monitoring and reporting.

(ii)	Onlending counterparties

QTC is also exposed to the credit risk associated with its unguaranteed onlendings to clients. Except for some small exposures to private companies, QTC on-lends funds to Queensland Government sector entities including Government Owned Corporations, Local Governments, Universities and Grammar Schools. Most of QTC’s onlendings (70.3 per cent in FY2020 and 67.5 per cent in FY 2019) are explicitly guaranteed by the State, including all debt held by clients operating in key ESG impacted areas such as coal-based power generation. QTC is directly exposed to credit default risk to the extent of its non-guaranteed lending of approximately $29.6 billion at 30 June 2020.

QTC adopts a cautious risk appetite to ensure all onlendings are provided to clients with satisfactory credit profiles. Of the non-guaranteed onlending, 99 per cent of it has been provided to clients that have been assigned a credit rating of Moderate or above by QTC.

QTC has a robust credit assessment and ratings methodology in place that informs its onlending recommendations to the State. This methodology includes detailed financial analysis and assessment of a client’s performance against key credit metrics and other factors including industry, regional, demographic and economic characteristics. All borrowing recommendations are appraised and endorsed by a formal independent internal Credit Committee prior to being communicated to the State.

QTC’s outstanding client onlending exposures are actively managed and monitored in accordance with an approved Client Credit Procedure. This procedure includes regular Credit Reviews, covenant monitoring and reporting to ensure that all counterparties maintain adequate debt serviceability and long-term financial stability.

The majority of QTC’s onlending clients maintain an adequate financial buffer to manage short term financial shocks (eg COVID-19), though longer term financial impacts may adversely affect their performance.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

QTC’s borrowings are guaranteed by the State Government, and in the case of the Australian Government Guaranteed borrowings of $739 million (2019: $786 million), by the Commonwealth. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred and has therefore presented all derivative financial instruments on a gross basis in the statement of comprehensive income. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

43
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

11	Financial risk management continued

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF
IN THE BALANCE SHEET

	GROSS AND NET	FINANCIAL	CASH COLLATERAL
	AMOUNTS ON THE	INSTRUMENTS	RECEIVED OR
	BALANCE SHEET	COLLATERAL	GIVEN	NET AMOUNT
	$000	$000	$000	$000

2020

Derivative assets:

- subject to master netting arrangements	377 633	-	(371 483)	6 150

Derivative liabilities:

- subject to master netting arrangements	(646 834)	-	645 671	(1 163)

Net exposure	(269 201)	-	274 188	4 987

2019

Derivative assets:

- subject to master netting arrangements	289 989	-	(289 461)	528

Derivative liabilities:

- subject to master netting arrangements	(398 872)	-	398 872	-

Net exposure	(108 883)	-	109 411	528

12	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All QTC’s financial instruments are valued at fair value through profit or loss with reference to either quoted market prices or observable inputs, with no significant adjustments applied to instruments held. QTC holds no Level 3 financial instruments.

Financial assets classified as Level 1 consist primarily of short-term and tradable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established. Financial liabilities classified as Level 1 consist of QTC benchmark bonds.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over the counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund which is capital guaranteed.

Over the counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period.

44
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

12	Fair value hierarchy continued

	QUOTED PRICES	OBSERVABLE INPUTS
	LEVEL 1	LEVEL 2	TOTAL
AS AT 30 JUNE 2020	$000	$000	$000

Financial assets

Cash and cash equivalents	2 487 431	-	2 487 431

Financial assets through profit or loss	14 556 626	7 614 133	22 170 759

Onlendings	-	98 334 286	98 334 286

Derivative financial assets	1 199	376 434	377 633

Total financial assets	17 045 256	106 324 853	123 370 109

Financial liabilities

Financial liabilities through profit or loss

- Short-term	-	6 036 708	6 036 708

- Long-term	93 757 676	13 394 480	107 152 156

Deposits	-	8 865 253	8 865 253

Derivative financial liabilities	47 318	599 516	646 834

Total financial liabilities	93 804 994	28 895 957	122 700 951

	QUOTED PRICES	OBSERVABLE INPUTS
	LEVEL 1	LEVEL 2	TOTAL
AS AT 30 JUNE 2019	$000	$000	$000

Financial assets

Cash and cash equivalents	1 577 139	-	1 577 139

Financial assets through profit or loss	16 331 753	4 844 147	21 175 900

Onlendings	-	87 129 775	87 129 775

Derivative financial assets	7 747	282 242	289 989

Total financial assets	17 916 639	92 256 164	110 172 803

Financial liabilities

Financial liabilities through profit or loss

- Short-term	-	5 686 627	5 686 627

- Long-term	91 134 633	5 191 412	96 326 045

Deposits	-	7 183 040	7 183 040

Derivative financial liabilities	14 128	384 744	398 872

Total financial liabilities	91 148 761	18 445 823	109 594 584

13	Property, plant and equipment

Accounting Policy

Items with a cost or other value equal to or exceeding $5,000 are reported as property, plant and equipment. Items with a lesser value are expensed in the year of acquisition. Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Information technology & office equipment	6 – 40%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

Reconciliations of the carrying amounts for property, plant and equipment are set out below:

	2020	2019
	$000	$000

Cost at balance date	5 770	5 608

Accumulated depreciation and impairment	(2 137)	(1 666)

Net carrying amount	3 633	3 942

Movement

Net carrying amount at beginning of year	3 942	4 585

Additions	321	30

Depreciation expense	(630)	(673)

Net carrying amount at end of year	3 633	3 942

45
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

14	Right of use assets and lease liabilities

Accounting Policy

All leases, other than short-term leases and leases of low value assets, are now recognised on balance sheet as lease liabilities and right-of-use assets.

On initial recognition the carrying amount of the lease liability is measured at the present value of the current leasing commitments. Lease payments are discounted at the rate implicit in the lease or at QTC’s incremental borrowing rate if the implicit interest rate cannot be readily determined.

Right-of-use assets are initially measured at cost comprising the following:

∎	the amount of the initial measurement of the lease liability

∎	lease payments made at or before the commencement date, less any lease incentives received

∎	initial direct costs incurred, and

∎	the initial estimate of restorations costs.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Depreciation rates are as follows:

Asset class	Depreciation rate

Lease property	7%

Carrying amounts of right of use assets and the movements during the period are set out below:

$000

As at 1 July 2019	11 702

Accumulated depreciation and impairment	(1 711)

Net carrying amount at 30 June 2020	9 991

Movement

Net carrying amount at 1 July 2019	11 702

Additions	-

Depreciation expense	(1 711)

Net carrying amount at 30 June 2020	9 991

Set out below are the carrying amounts of lease liabilities and the movements during the period:

$000

As at 1 July 2019	20 338

Interest	313

Lease repayments	(2 825)

Net carrying amount	17 826

46
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Capital Markets Operations

For the year ended 30 June 2020

15	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities

	2020	2019
	$000	$000

Profit for the year	66 867	125 923

Non-cash flows in operating surplus

Loss on interest-bearing liabilities	1 783 992	4 174 631

Loss on deposits held	821	36

Gain on onlendings	(1 576 339)	(4 616 513)

Gain on financial assets at fair value through profit or loss	(226 490)	(133 276)

Depreciation and amortisation	2 793	2 878

Loss/(gain) on disposal of plant and machinery	17	(1 398)

Doubtful debts	-	1

Changes in assets and liabilities

(Increase)/decrease in financial assets at fair value through profit or loss	(30 644)	23 612

(Increase)/decrease in deferred tax asset	(66)	171

Decrease in onlendings	14 753	7 771

Decrease in receivables	471	775

Increase/(decrease) in interest-bearing liabilities	82 407	(7 086)

(Decrease)/increase in deposits	(8 405)	434

Increase in payables and other liabilities	64 890	29 445

Net cash provided/(used in) operating activities	175 067	(392 596)

(b)	Reconciliation of liabilities arising from financing activities

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENT	BALANCE
AS AT 30 JUNE 2020	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	102 411 544	9 345 670	1 637 999	145 993	294 492	113 835 698

Deposits	7 183 040	1 684 013	(821)	-	(979)	8 865 253

Dividend paid	-	(50 000)	-	-	50 000	-

	109 594 584	11 206 128	(1 930 806)	145 993	3 685 052	122 700 951

				FOREIGN	OTHER
	OPENING	CASH	FAIR VALUE	EXCHANGE	NON CASH	CLOSING
	BALANCE	FLOWS	MOVEMENT	MOVEMENT	MOVEMENT	BALANCE
AS AT 30 JUNE 2019	$000	$000	$000	$000	$000	$000

Interest-bearing liabilities (1)	96 627 659	1 478 297	3 815 434	359 197	130 957	102 411 544

Deposits	6 213 544	969 462	(36)	-	70	7 183 040

Dividend paid	-	(50 000)	-	-	50 000	-

	102 841 203	2 397 759	3 815 398	359 197	181 027	109 594 584

(1)	Includes derivatives

47
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Long-Term Assets

For the year ended 30 June 2020

16	Financial instruments at fair value through profit or loss

Accounting Policy – Classification and measurement

Financial instruments on initial recognition are classified into the following categories:

∎ financial assets at fair value through profit or loss, and
∎ financial liabilities at fair value through profit or loss.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts which consist of investments held and managed by QIC and include cash, international equities and other diversified products. These investments are measured at market value based on the hard-close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets. The fixed rate notes were initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals are made to/from the notes based on changes in the State Government’s long-term liabilities. The notes will terminate upon the greater of 50 years (from the transaction date of 1 July 2008) or the date that the State Government’s long-term liabilities cease to exist. Upon termination/settlement of the liability, any shortfall between the value of the assets and liability will be borne by the State; and any excess in the assets will be returned. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually.

Financial liabilities at fair value through profit or loss are valued by reflecting the changes, including market value movements, of the supporting assets of the portfolio as market value movements in the fixed rate notes. This eliminates any accounting mismatch between the financial assets and liabilities in this segment.

	2020	2019
FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000

Investments in unit trusts and other holdings - QIC:

Movement during the year:

Opening balance	29 345 910	30 487 950

Net withdrawals	(1 844 715)	(2 710 198)

Fees paid	(178 875)	(98 664)

Net change in fair value of unit trusts	(1 105 390)	1 666 822

Closing balance	26 216 930	29 345 910

Comprised of the following asset classes:

Defensive assets

Cash	7 998 494	9 149 487

Fixed interest	2 946 641	2 524 976

Growth assets

Equities	2 459 961	2 299 396

Diversified alternatives	4 882 357	5 855 766

Unlisted assets

Infrastructure	3 190 411	3 368 382

Private equity	2 799 276	2 839 975

Real estate	1 939 790	3 307 928

	26 216 930	29 345 910

	2020	2019
FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS	$000	$000

Fixed rate notes

Movement during the year:

Opening balance	29 345 910	29 766 334

Opening balance adjustment	-	721 616

Interest	1 825 104	1 879 573

Net withdrawals	(1 844 715)	(2 710 198)

Net change in fair value of fixed rate note	(3 109 369)	(311 415)

Closing balance	26 216 930	29 345 910

48
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Long-Term Assets

For the year ended 30 June 2020

17	Financial risk management

QTC also holds a portfolio of assets which were transferred to QTC by the State Government, but are managed by QIC on behalf of the State Investment Advisory Board (SIAB). SIAB and its members comprise of representatives from Queensland Treasury and three external members with experience in investment management and insurance.

The Long-Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk. Market risk arises due to changes in interest rates, foreign exchange rates, property prices and equity prices. However, as these investments are long-term in nature, market fluctuations are expected to even out over the term of the investment.

SIAB determines the investment objectives, risk profiles and strategy for the Long-Term Assets within the framework provided by the Government. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. The Long-Term Assets are therefore distinct from QTC’s Capital Markets Board and day-to-day Capital Markets Operations, and are the responsibility of SIAB and their appointed investment manager (QIC).

QIC provides assistance to SIAB in discharging its responsibilities. As the Queensland Government’s investment manager, QIC is responsible for implementing the investment strategy. QIC’s role includes recommending investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. SIAB oversees QIC’s implementation and monitors adherence to the targets, risk controls and limits under which QIC is approved to manage the Long-Term Assets.

QIC has established risk management policies to identify and analyse risk, and to set risk limits and controls that comply with SIAB’s instructions. QIC’s risk control framework is confirmed in a GS007 report signed by the Queensland Auditor General. In addition, independent oversight of the investment advice and services provided by QIC, including a periodic strategic review of QIC’s activities, is provided by an external consultant.

The interest rate applicable on the fixed rate note liability of QTC was set at 6.5 per cent (2019: 6.5 per cent) on the book value of the notes from 1 July 2018.

(a)	Liquidity risk

No external cash flows are generated by QTC from the Long-Term Assets. Deposits and withdrawals from the Long-Term Assets result in a corresponding change to the value of the fixed rate notes (FRN). Interest owing to Treasury on the FRNs is capitalised as are returns and fees on the Long-Term Assets. As such daily movements in these cash flows do not expose QTC to liquidity risk.

(b)	Credit risk

QIC is responsible for implementing the investment strategy for the Long-Term Assets. The investment strategy targets a widely diversified portfolio across a broad range of asset classes, helping to minimise credit risk.

(c)	Market risk

The Long-Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property price risk and equity price risk, resulting from its investments in unit trusts and the underlying movement in the net asset value through these trusts. While the portfolio does not have direct exposure to interest rate, foreign currency and credit risk, the unit price of the fund in which the assets are invested will change in response to the market’s perception of changes in these underlying risks.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by SIAB. The investment strategy targets a diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate, the Bank of England official cash rate and real estate capitalisation rates.

QTC’s foreign currency exposure is managed at a whole of portfolio level rather than at an individual asset class level. For this reason, sensitivity to foreign exchange rate movements has been shown as a currency overlay on the whole of portfolio.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in value of applicable investments held at 30 June is as follows:

	2020 CHANGE		2020 PROFIT/EQUITY		2019 CHANGE		2019 PROFIT/EQUITY

	Low	High	Decrease	Increase	Low	High	Decrease	Increase
	%	%	$000	$000%		%	$000	$000

Cash and fixed interest (1)	-4%	4%	(295 570)	295 570	>-1%	< 1%	(23 772)	23 772

Equities	-10%	10%	(246 055)	246 055	-10%	10%	(230 226)	230 226

Diversified alternatives (2)	-10%	10%	(488 352)	488 352	-10%	10%	(586 266)	586 266

Infrastructure	-10%	10%	(318 466)	318 466	-10%	10%	(336 663)	336 663

Private equities	-10%	10%	(279 994)	279 994	-10%	10%	(284 332)	284 332

Real estate	-22%	30%	(418 045)	588 217	-10%	11%	(317 829)	369 330

Currency overlay (3)	-10%	10%	(403 954)	403 954			-	-

			(2 450 436)	2 620 608			(1 779 088)	1 830 589

(1)	Cash and fixed interest includes exposure to interest rate and inflation overlays on hedging instruments.

(2)	Diversified alternatives include exposure to both price and interest rate risk.

(3)	The foreign currency exposure of QTC’s investment portfolio was 100% hedged and no sensitivity to foreign exchange movements was calculated in 2019.

49
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Long-Term Assets

For the year ended 30 June 2020

18	Fair value hierarchy

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

	OBSERVABLE	UNOBSERVABLE
	INPUTS	INPUTS
	LEVEL 2	LEVEL 3	TOTAL
AS AT 30 JUNE 2020	$000	$000	$000

Financial assets

Cash	7 998 494	-	7 998 494

Fixed interest	2 946 641	-	2 946 641

Equities	2 459 961	-	2 459 961

Diversified alternatives	-	4 882 357	4 882 357

Infrastructure	-	3 190 411	3 190 411

Private equities	-	2 799 276	2 799 276

Real estate	-	1 939 790	1 939 790
Total financial assets	13 405 096	12 811 834	26 216 930

Financial liabilities

Fixed rate note	-	26 216 930	26 216 930
Total financial liabilities	-	26 216 930	26 216 930

AS AT 30 JUNE 2019

Financial assets

Cash	9 149 487	-	9 149 487

Fixed interest	2 524 976	-	2 524 976

Equities	2 299 396	-	2 299 396

Diversified alternatives	-	5 855 766	5 855 766

Infrastructure	-	3 368 382	3 368 382

Private equities	-	2 839 975	2 839 975

Real estate	-	3 307 928	3 307 928

Total financial assets	13 973 859	15 372 051	29 345 910

Financial liabilities

Fixed rate note	-	29 345 910	29 345 910

Total financial liabilities	-	29 345 910	29 345 910

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date.

50
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Long-Term Assets

For the year ended 30 June 2020

18	Fair value hierarchy continued

(a)	Level 3 financial assets and liabilities - valuation techniques utilising significant unobservable inputs

Valuations of investments in unit trusts that are Level 3 in the fair value hierarchy are based on the prices of the assets underlying these unit trusts. Investments in unlisted externally managed investment schemes are valued by QIC based on the latest available net asset value advised by the fund manager. Where the fund invests in illiquid assets, the investments are priced by independent valuers as there is no readily observable market price.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of underlying investments that relate to a date prior to 30 June 2020. QIC continues to monitor and provide updated advice to QTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

While QTC uses the unit price of investments provided by QIC at the relevant reporting date to report the fair value of the investments, the table below shows the valuation techniques used to calculate the unit price for the Level 3 fair values and the significant unobservable inputs used.

CLASS	VALUATION TECHNIQUE	UNOBSERVABLE INPUTS

Diversified alternatives	Based on valuations provided by an independent external valuer or external manager in accordance with relevant industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Infrastructure	Based on valuations provided by an independent external valuer or external manager in accordance with industry standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Private equity	Based on valuations provided by an independent external valuer or external manager in accordance with International Private Equity and Venture Capital Valuation Guidelines	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Real estate	Based on valuations provided by an independent external valuer or external manager in accordance with Australian Property Institute’s valuation and Property Standards	The valuation model considers the future net cash flows expected to be generated from the asset and are discounted using a risk adjusted discount rate

Fixed Rate Notes	Based on the value of the corresponding assets in the Long-Term Assets segment	The valuation is based on the fair values of the related assets which are derived using Level 3 inputs

(b)	Reconciliation of Level 3 fair value movements

The table below shows the breakdown of gains and losses in respect of Level 3 fair values.

30 JUNE 2020 ASSET CLASS	OPENING BALANCE $000	DISTRIBUTIONS(1) $000	UNREALISED MARKET MOVEMENTS(1) $000	SETTLEMENTS(1) $000	CLOSING BALANCE $000

Diversified alternatives	5 855 766	(940 916)	(102 334)	69 841	4 882 357

Infrastructure	3 368 382	(125 093)	(122 269)	69 391	3 190 411

Private equity	2 839 975	(338 140)	259 033	38 408	2 799 276

Real estate	3 307 928	(73 058)	(1 322 340)	27 260	1 939 790

30 JUNE 2019 ASSET CLASS	OPENING BALANCE $000	DISTRIBUTIONS(1) $000	UNREALISED MARKET MOVEMENTS(1) $000	SETTLEMENTS(1) $000	CLOSING BALANCE $000

Diversified alternatives	5 534 400	(902 388)	100 353	1 123 401	5 855 766

Infrastructure	3 018 799	(221 542)	530 119	41 006	3 368 382

Private equity	2 577 068	(352 154)	580 026	35 035	2 839 975

Real estate	2 870 329	(107 196)	173 328	371 467	3 307 928

(1)	Data in the above table is based on movements in the unit trusts that hold the assets.

Fixed rate note movements are disclosed in note 16.

(c)	Level 3 – Sensitivity Analysis

Note 17 provides the impact to a change in market prices in respect of all asset classes including those categorised as Level 3.

51
QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Other information

For the year ended 30 June 2020

19	Contingent liabilities

The following contingent liabilities existed at balance date:

∎	QTC has provided guarantees to the value of $2.49 billion (2019: $2.27 billion) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

20	Related party transactions

QTC’s related parties are those entities that it controls, is controlled by, under common control or can exert significant influence over. This includes controlled entities of the State of Queensland, being Queensland Treasury, Government Departments, Statutory Bodies (excluding universities) and Government Owned Corporations, and includes QTC’s key management personnel and their related parties. Along with universities, local governments are not considered as related parties of QTC.

(a)	Ultimate controlling entity

The immediate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC and the ultimate controlling entity is the State of Queensland. No remuneration is payable by QTC to the Under Treasurer in relation to this role.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 21.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 23.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include:

∎	loans $87,635.0 million (2019: $77,288.9 million) and interest received $4,049.1 million (2019: $7,038.9 million)

∎	investment of cash surpluses $1,834.1 million (2019: $2,232.0 million) and interest paid $17.1 million (2019: $50.1 million)

∎	fees received $63.4 million (2019: $61.0 million), and

∎	dividends paid to Queensland Treasury $50 million (2019:$50 million).

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements. QTC through the Long-Term Assets has paid $177.9 million in management fees to QIC (2019: $97.6 million) and $0.5 million (2019: $0.7 million) to Queensland Treasury for board secretariat services.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

∎	QTC sometimes acts as an agent to government entities in the procurement of advice from consultants. In these situations, QTC does not bear any significant risks or benefits associated with the advice and is reimbursed for the costs of the consultant by the government entity. The funds received as reimbursement offset consultant costs in the financial statements providing a nil net effect. The amount of costs reimbursed to QTC during the financial year totalled $4.2 million (2019: $9.5 million).

∎	QTC has a shareholding in Queensland Treasury Holdings Pty Ltd and its associated entities (QTH group). The QTH group hold deposits of $94.5 million (2019: $93.8 million) and loans of $104.4 million (2019: $113.0 million) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions. QTC also provides company secretariat services to the QTH group on a cost recovery basis and received fees of $0.4 million (2019: $0.4 million) for the provision of these services.

(e)	Agency arrangements

QTC undertakes the following agency arrangements on behalf of its clients.

∎	QTC provides services on behalf of Queensland Treasury under a GOC Cash Management Facility. QTC is not exposed to the risks and benefits of this facility and therefore does not recognise these deposits on its balance sheet. QTC charges a fee for this service. The balance of deposits under this facility at year end was $1,493.2 million (2019: $2,272.1 million).

∎	QTC may enter into derivative transactions from time to time on behalf of its clients. These arrangements have back to back contracts between QTC and the client and QTC and the market. In this way QTC is not exposed to the risks and benefits of these contracts and does not recognise these on-balance sheet. The notional value of these derivative arrangements at year end was $25.3 million (2019: $48.3 million).

52
ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2020

21	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Leadership Team.

(a)	QTC’s Boards

QTC has delegated its powers to its two boards, the Capital Markets Board and the Long Term Asset Advisory Board. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)	Executive Leadership Team

The Executive Leadership Team sets the strategic direction and controls the major activities of the organisation.

(c)	Remuneration principles

Capital Markets Board - Directors

Any changes to Board remuneration require consideration by Queensland Treasury and the Department of the Premier and Cabinet to ensure remuneration is commensurate with government policy. Cabinet endorsement of any changes is required prior to approval by the Governor in Council. Remuneration was last increased effective 1 July 2012.

State Investment Advisory Board - Directors

When the Long Term Asset Advisory Board was renamed and reconstituted as the State Investment Advisory Board on 4 July 2019, new external Board members were appointed that were entitled to remuneration. Proposed remuneration for the Board members was set by Queensland Treasury in consultation with the Department of the Premier and Cabinet prior to approval by the Governor in Council.

Executives and employees

QTC employees (including the Executive Leadership Team) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988. As the majority of QTC’s employees are sourced from the financial markets in which it operates, it is crucial that QTC’s employment practices are competitive with these markets. The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity) which are approved by the QTC Board annually. Both components are market-competitive and linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining absolute responsibility and decision-making for remuneration matters. QTC receives annual industry benchmarking data from the Financial Institutions Remuneration Group (FIRG), which captures remuneration data from organisations within the financial services industry. QTC utilises a subset of the data mapped to relevant organisations within the FIRG membership. Analysis and advice is obtained from external consultants to ensure that QTC continues to align roles to the market.

Fixed remuneration

The fixed remuneration of each QTC employee is reviewed in July each year and is benchmarked against the FIRG remuneration data. Fixed remuneration levels are set around the FIRG market median position of a relevant conservative sub-set of the FIRG database, and role scope, experience, skills and performance are considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives for employees

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance. This opportunity is designed to differentiate and reward outstanding organisational, divisional, group and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the conservative market position of the FIRG database (i.e. the median incentive potential for FIRG members within QTC’s peer group) and approved at Board level each year. For the 2019-20 year, STI payments were made to eligible staff in July 2020. Eligible payments were moderated by the Board to reflect the wide-ranging and significant fiscal, economic and social impacts of COVID-19 throughout Queensland.

Variable remuneration – short term incentives for the Executive Leadership Team

For the 2019-20 year, where the Executive Leadership Team performed strongly against corporate, divisional and individual KPIs, they were eligible to receive a short-term incentive payment based on a percentage of their total fixed remuneration. Short term incentives are at risk with no payment made for underperformance and additional premiums of up to 50% of the target paid for above expected performance.

The outcomes for the Executive Leadership Team are aligned to achievements measured against corporate, divisional and individual KPIs. For 2019-20, short-term incentive ‘targets’ for the Executive Leadership Team ranged between 45% and 60% of their total fixed remuneration. The proportion of each executive’s short-term incentive ‘target’ opportunity is then weighed 40% on individual performance, 30% on divisional performance, and 30% on the achievement of targets set out in QTC’s Strategic Plan 2017-21 and Corporate Plan 2019-20.

QTC’s overall performance for 2019-20, documented in the annual performance assessment reviewed and approved by QTC’s Board, was assessed as ‘exceeding expectations’ across QTC’s whole-of-State, client, funding and operational activities. This performance assessment led to short-term incentives for the Executive Leadership Team of between 42% and 64% of fixed remuneration. This range is lower than last year’s, despite similar performance outcomes, due to the moderation applied by the Board to reflect the impact of COVID-19 throughout Queensland (2018-19 short-term incentives ranged between 56% and 80% of fixed remuneration).

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Other information

For the year ended 30 June 2020

21	Key management personnel continued

(d)	Remuneration by category

	2020 $	2019 $

Capital Markets Operations

Directors

Short-term employment benefits (1)	347 077	323 488

Post-employment benefits (4)	28 667	29 361

Total	375 744	352 849

Executive Leadership Team

Short-term employment benefits (2)	3 771 444	4 076 728

Long-term employment benefits (3)	70 939	68 703

Post-employment benefits (4)	104 637	106 260

Total	3 947 020	4 251 691

2020 $

Long-Term Assets

Directors

Short-term employment benefits (1)		100 653

Post-employment benefits (4)		9 561

Total		110 214

(1)	Directors’ short-term benefits include Board member and committee fees, and in relation to the Chairman, also includes the provision of a car park.

(2)	Executive Leadership personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).

(3)	Long-term employment benefits relate to long service leave.

(4)	Post-employment benefits include superannuation contributions made by the Corporation.

Capital markets operations

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST-EMPLOYMENT BENEFITS			TOTAL

	2020 $	2019 $	2020 $	2019 $	2020 $	2019 $

Gerard Bradley – Chairman	128 431	125 251	7 897	10 529	136 328	135 780

Alison Rayner (1) (2)	-	-	-	-	-	-

Tonianne Dwyer	45 362	42 357	4 309	4 024	49 671	46 381

Anne Parkin	43 856	43 856	4 166	4 166	48 022	48 022

Karen Smith-Pomeroy	45 362	42 357	4 309	4 024	49 671	46 381

Jim Stening	40 210	40 210	3 820	3 820	44 030	44 030

Neville Ide (3)	43 856	29 457	4 166	2 798	48 022	32 255

Total	347 077	323 488	28 667	29 361	375 744	352 849

(1)	Resigned 12 September 2019

(2)	No remuneration is payable to the Queensland Treasury representative

(3)	Appointed 1 October 2018

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Notes to the Financial Statements

Other information

For the year ended 30 June 2020

21	Key management personnel continued

(d)	Remuneration by category continued

(ii)	Executive Leadership Team

Details of the nature and amount of each major element of the remuneration of the Executive Leadership personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL

30 JUNE 2020	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$

Chief Executive	736 162	391 875	17 148	20 931	20 906	1 187 022

Deputy Chief Executive and Managing Director, Funding and Markets	570 528	377 747	18 005	20 931	15 747	1 002 958

Managing Director, Clients	392 179	182 081	16 727	20 931	13 491	625 409

Managing Director, Corporate Services and Chief Risk Officer	367 552	164 531	16 047	20 913	10 671	579 714

Managing Director, Finance, Data and Compliance	347 620	156 094	17 148	20 931	10 124	551 917

Total	2 414 041	1 272 328	85 075	104 637	70 939	3 947 020

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL

30 JUNE 2019	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$

Chief Executive	720 151	511 200	16 601	20 461	20 624	1 289 037

Deputy Chief Executive and Managing Director, Funding and Markets	567 145	473 475	16 659	20 531	15 490	1 093 300

Managing Director, Client Advisory	367 830	219 375	15 651	20 531	11 598	634 985

Managing Director, Risk and Financial Operations	353 527	230 850	15 651	24 206	10 109	634 343

Managing Director, Corporate Services and Chief Risk Officer	337 932	202 500	28 181	20 531	10 882	600 026

Total	2 346 585	1 637 400	92 743	106 260	68 703	4 251 691

Long-Term Assets

(iii)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS	POST-EMPLOYMENT BENEFITS	TOTAL
	2020 $	2020 $	2020 $

Rachel Hunter (6)	-	-	-

Glenn Miller (4)	-	-	-

Maria Wilton (1)	33 551	3 187	36 738

Philip Graham (1)	33 551	3 187	36 738

Tony Hawkins (1)	33 551	3 187	36 738

Philip Noble (2)	-	-	-

Wayne Cannon (2)	-	-	-

Alison Rayner (3)	-	-	-

Frankie Carroll (5)	-	-	-

Total	100 653	9 561	110 214

(1)	Appointed 4 July 2019 (2) Ceased 4 July 2019 as a member of LTAAB (3) Ceased 20 September 2019
(4)	Appointed 20 September 2019 (5) Ceased 11 May 2020 (6) Appointed 11 May 2020

(e)	Other transactions

QTC’s Capital Markets Board members’ directorships are disclosed in the corporate governance section of the Annual Report. No remuneration is paid or payable by QTC to the Under Treasurer as QTC’s Corporation Sole. There were no transactions between QTC and entities controlled by key management personnel or loans to/from key management personnel during the financial year.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Notes to the Financial Statements

Other information

For the year ended 30 June 2020

22	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2020 $	2019 $

Audit services

Audit and review of QTC financial statements	368 000	359 000

23	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES

Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for several subsidiaries and strategic investments held on behalf of the State of Queensland

Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trade marks

DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long-term lease arrangement

Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure which it has leased under a 99 year lease arrangement

Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure which it has leased under a 99 year lease arrangement

Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure which it has leased under a 99 year lease arrangement

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100 per cent beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2 (p) Judgments and assumptions).

24	Dividends

Each year the Board determines the appropriate level of dividends to be declared taking into consideration the financial situation of the Corporation. A dividend of $50 million (2019: $50 million) was paid to the Queensland Government in June 2020.

25	Events subsequent to balance date

Land Restoration Fund

QTC will act as the Trustee for the Land Restoration Fund (LRF). The LRF is a Government election commitment to establish a $500 million Fund to expand carbon farming in Queensland by supporting land-sector projects that deliver clear environmental, social and economic co-benefits. The LRF is to be a unit trust with the State being the sole unit holder of the trust. As trustee, QTC’s role will involve administering the various Project Investment Agreements on behalf of the State. Contracts are expected to be entered with successful proponents in late September.

QTC will not have control or significant influence over the trust, exposure or rights to variable returns or the power to affect those returns. QTC’s role as Trustee will be limited to entering into contracts with successful applicants as instructed by the investment panel and administrative tasks. The ongoing administration of the Trust is not expected to have a material business impact or cost to QTC and QTC will be reimbursed for any cost incurred.

Queensland Future Fund

The Queensland Future Fund Bill 2020 is currently before the Queensland Parliament. The Bill establishes the first Queensland Future Fund (QFF) – the ‘Debt Retirement Fund (DRF)’. The DRF will be seeded through the transfer of certain existing financial and non-financial State assets into QIC trusts on QTC’s balance sheet.

The establishment of the QFF will have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect from the transfer of the assets.

Industry Support Package Loans

The State Government has announced a range of initiatives to support businesses affected by COVID-19 including the COVID-19 Industry Support Package (ISP). The ISP will assist large Queensland businesses to ensure they are able to scale-up and service the community when economic activity improves. The ISP includes recommendations for approximately $200 million in loans and grants to these businesses. QTC will act as a secured lender and delegated administrator of the ISP loans. QTC will receive the benefit of a guarantee from the Queensland Treasurer on behalf of the State to support its loans, ensuring that the impact to QTC’s financial position is minimal in the event of default.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)

the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance For the year ended 30 June 2020.

The financial statements are authorised for issue on the date of signing this certificate which is signed in accordance with a resolution of the Capital Markets Board.

Chairman	Chief Executive

Brisbane

20 August 2020

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Independent Auditor’s report

INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation

Report on the audit of the financial report

Opinion

I have audited the accompanying financial report of Queensland Treasury Corporation.

In my opinion, the financial report:

a)	gives a true and fair view of the entity’s financial position as at 30 June 2020, and its financial performance and cash flows for the year then ended

b)	complies with the Financial Accountability Act 2009, the Financial and Performance Management Standard 20 19 and Australian Accounting Standards

c)	also complies with International Financial Reporting Standards as disclosed in Note 2(a).

The financial report comprises the balance sheet as at 30 June 2020, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including summaries of significant accounting policies and other explanatory information, and the management certificate given by the Chairman and Chief Executive .

Basis for opinion

I conducted my audit in accordance with the Auditor-General Auditing Standards, which incorporate the Australian Auditing Standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Report section of my report.

I am independent of the entity in accordance with the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (the Code) that are relevant to my audit of the financial report in Australia. I have also fulfilled my other ethical responsibilities in accordance with the Code and the Auditor-General Auditing Standards.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key audit matter

Key audit matters are those matters that, in my professional judgement, were of most significance in my audit of the financial report of the current period. These matters were addressed in the context of the audit of the financial report as whole, and in forming the auditor’s opinion thereon, and I do not provide a separate opinion on these matters.

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Valuation, presentation and disclosure of investment in Long Term Assets ($26.2 billion as at 30 June 2020)

(Refer Notes 16, 17 and 18)

Key audit matter	How my audit addressed this key audit matter

Long term assets (LT A) are invested in unlisted unit trusts (‘the trusts’) managed by Queensland Investment Corporation (QIC). The trusts in turn invest in various asset classes, some of which are illiquid in nature (‘underlying investments ‘).

Significant judgement is required to determine whether the unaudited valuations advised by QIC are materially consistent with the fair value as at 30 June 2020, or if an adjustment is required.

The fair value of these underlying investments is based on the hard-close unit prices as at 30 June 2020 as advised by QIC to QTC on 12 August 2020.

In some instances, the prices advised by QIC are based on unaudited valuation statements provided by the external managers of the underlying investments that relate to a date prior to 30 June 2020. QIC continues to monitor and provides updated advice to OTC on the potential impact on the value of these investments arising from the subsequent receipt of updated valuations from external managers and audited financial statements.

Additionally , there is a high level of subjectivity in classifying the investments in the appropriate level within the fair value hierarchy for the following reasons:

a.   some of the underlying assets are considered illiquid in nature (i.e., these are not readily convertible to cash)

b.  LTA is the sole investor in some of the trusts, and as a result there are restrictions that may be imposed by QIC on LTA to liquidate the investments.

My procedures included but were not limited to:

●   Reviewing the audited assurance report on controls over investment management services for the period 1 July 2019 to 30 June 2020 to obtain confirmation that the controls at QIC are appropriately designed and implemented , and operating effectively.

●   Reviewing the management representation letter provided by QIC confirming the following processes were performed by QIC:

○     checks performed over pricing of the underlying assets at 30 June 2020 and

○     checks performed post balance date on prices for highly illiquid investments.

●   Confirming the value of the investments reported at 30 June 2020 by:

○    Agreeing the reported value in QIC’s confirmation to the financial statements

○    Obtaining a confirmation from QIC on any changes to the value initially reported and assessing the impact of changes in value to the financial statements. Where the change in prices is materially different to the prices initially determined at 30 June 2020, we request management to recognise the change in the prices to reflect the correct valuation.

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Key audit matter	How my audit addressed this key audit matter

●   Obtaining an understanding of the underlying investments in the trusts and the pricing mechanism adopted by QIC. This in turn determines the appropriate fair value hierarchy disclosure in the financial statements of QTC under AASB13 Fair Value Measurement.

●   Reviewing the fair value hierarchy disclosure in note 18 to ensure the classification is in accordance with my understanding of the underlying investment and pricing mechanism, and in accordance with AASB13 Fair Value Measurement.

Other information

Other information comprises financial and non-financial information (other than the audited financial report).

Those charged with governance are responsible for the other information.

My opinion on the financial report does not cover the other information and accordingly I do not express any form of assurance conclusion thereon.

In connection with my audit of the financial report , my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or my knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact.

I have nothing to report in this regard.

Responsibilities of the entity for the financial report

The Board is responsible for the preparation of the financial report that gives a true and fair view in accordance with the Financial Accountability Act 2009, the Financial and Performance Management Standard 2019 and Australian Accounting Standards, and for such internal control as the Board determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

The Board is also responsible for assessing the entity’s ability to continue as a going concern , disclosing , as applicable, matters relating to going concern and using the going concern basis of accounting unless it is intended to abolish the entity or to otherwise cease operations.

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Report on other legal and regulatory requirements

Auditor’s responsibilities for the audit of the financial report

My objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of this financial report.

As part of an audit in accordance with the Australian Auditing Standards, I exercise professional judgement and maintain professional scepticism throughout the audit. I also:

●	Identify and assess the risks of material misstatement of the financial report, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the entity.

●	Conclude on the appropriateness of the entity’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the financial report or, if such disclosures are inadequate, to modify my opinion. I base my conclusions on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the financial report, including the disclosures, and whether the financial report represents the underlying transactions and events in a manner that achieves fair presentation.

I communicate with the Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

From the matters communicated with the Board, I determine those matters that were of most significance in the audit of the financial report of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

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Statement

In accordance with s.40 of the Auditor-General Act 2009, for the year ended 30 June 2020:

a)	I received all the information and explanations I required.

b)	I consider that, the prescribed requirements in relation to the establishment and keeping of accounts were complied with in all material respects.

Prescribed requirements scope

The prescribed requirements for the establishment and keeping of accounts are contained in the Financial Accountability Act 2009, any other Act and the Financial and Performance Management Standard 2019. The applicable requirements include those for keeping financial records that correctly record and explain the entity’s transactions and account balances to enable the preparation of a true and fair financial report.

21 August 2020
Brendan Worrall	Queensland Audit Office
Auditor-General	Brisbane

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ANNUAL REPORT 2019-20	QUEENSLAND TREASURY CORPORATION

Appendices

Appendix A –

Statutory and mandatory disclosures	64

Appendix B – Glossary	65

Appendix C – Compliance checklist	66

Appendix D – Contacts	67

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QUEENSLAND TREASURY CORPORATION	ANNUAL REPORT 2019-20

Appendix A – Statutory and mandatory disclosures

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website (data.qld.gov.au) in lieu of inclusion in its Annual Report. This appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. QTC did not receive any requests for interpreters in 2019–20.

Information systems and record keeping

QTC adheres to the Public Records Act 2002 and the General Retention and Disposal Schedule with respect to information and records management.

QTC has enhanced its electronic document and information management systems for improved management of both digital and physical records particularly in relation to expanding cloud technologies. QTC continues to evolve its information security capabilities to protect internally and externally accessible records.

QTC has not experienced any serious breaches and continues to place focus on education, communication and evolving our technical environment to ensure the importance of information and records management remains front-of-mind.

Public Sector Ethics Act

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994 (Qld), as well as the Code of Conduct established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. A copy of QTC’s Code of Conduct can be inspected by contacting QTC’s Human Resources Group (see Appendix D for contact details). Appropriate education and training about the Code of Conduct has been provided to QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

∎	acts ethically with regard to its Code of Conduct and within appropriate law, policy and convention, and

∎	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

∎	observing high standards of integrity and fair-dealing in the conduct of its business, and

∎	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Human Rights Act

QTC has updated its strategic and operational plans in line with the objectives of the Human Rights Act 2019 (the Act). These updates are necessary to ensure QTC is respecting, protecting and promoting human rights in decision making and actions.

The Act requires QTC to consider human rights when performing functions of a public nature and only limit human rights after careful consideration. Over the course of the 2019–20 financial year, QTC has conducted a review of its internal policies and practices to ensure its compliance with the Act, as guided by external advice.

Remuneration: Board and Committee

For the year ending 30 June 2020, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee

Chairperson	$102,915	Chairperson	$6,658

Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Markets Board was $360,781 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $17,027. For the year ending 30 June 2020, the remuneration and committee fees of the QTC State Investment Advisory Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board

Member	$33,551

The total remuneration payments made to the members of the QTC State Investment Advisory Board was $110,215 and the total on-costs (including travel, accommodation, car parking and professional memberships for members) was $4,480.

Related entities

The related entities in Note 23 are not equity accounted in the financial report of the Queensland Treasury Corporation. These entities are consolidated into Queensland Treasury’s financial report.

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Appendix B – Glossary

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. In response to the global financial crisis, on 25 March 2009, the Australian Government provided a time-limited, voluntary guarantee over existing and new Australian state and territory government borrowing. On 16 June 2009, the Queensland Government took up the guarantee on all existing QTC AUD denominated benchmark bond lines (global and domestic) with a maturity date of between 12 months and 180 months (1–15 years). The RBA approved QTC’s application on 11 December 2009. The AGG was withdrawn for new borrowings after 31 December 2010. QTC has one remaining bond that carries the guarantee of the Australian Government.

Basis point: One hundredth of one per cent (0.01 per cent).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time.

A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG):

See Australian Government Guarantee above.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal at the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned Corporation.

Green Bonds: QTC green bonds on issue are guaranteed by the Queensland State Government, issued under the AUD Bond Program with 144A capability and certified by the Climate Bonds Initiative (CBI). Proceeds from QTC green bonds are allocated to qualifying green projects and assets for the State of Queensland that support Queensland’s transition to a low-carbon, climate resilient and environmentally sustainable economy. QTC’s Green Bond Framework facilitates the issuance of both CBI certified green bonds and green bonds that accord with the International Capital Market Association (ICMA) Green Bond Principles. QTC’s Green Bond Framework has been developed in line with the Green Bond Principles and is consistent with the Climate Bonds Standard. It has been verified by DNV GL, an approved third-party assurance provider that also provides annual verification of QTC’s pool of eligible projects and assets.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between nine months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than one year.

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Appendix C – Compliance checklist

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE

LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister/s	ARRs – section 7	Page 1

ACCESSIBILITY	Table of contents	ARRs – section 9.1	Inside front cover
	Glossary		Appendix B
	Public availability	ARRs – section 9.2	Inside front cover, Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 9.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 9.4	Back cover

GENERAL INFORMATION	Introductory information	ARRs – section 10.1	Page 2-6
	Agency role and main functions	ARRs – section 10.2	Page 2-3, Appendix D
	Operating environment	ARRs – section 10.3	Pages 3-15, 18-19

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 11.1	Pages 10-15
	Agency objectives and performance indicators	ARRs – section 11.3	Pages 2, 10-17

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 12.1	Pages 5-6, Notes to Financial Statements: Pages 30-56

GOVERNANCE – MANAGEMENT AND STRUCTURE	Organisational structure	ARRs – section 13.1	Pages 18-23
	Executive management	ARRs – section 13.2	Page 21-23
	Public Sector Ethics Act 1994	Public Sector Ethics Act 1994 ARRs – section 13.4	Appendix A
	Human Rights	Human Rights Act 2019 ARRs – section 13.5	Appendix A

GOVERNANCE – RISK MANAGEMENT AND ACCOUNTABILITY	Risk management	ARRs – section 14.1	Page 16
	Audit committee	ARRs – section 14.2	Pages 19
	Internal audit	ARRs – section 14.3	Page 20-21
	Information systems and record keeping	ARRs – section 14.5	Appendix A

GOVERNANCE – HUMAN RESOURCES	Strategic workforce planning and performance	ARRs – section 15.1	Pages 16-17

OPEN DATA	Statement advising publication of information	ARRs – section 16	Appendix A
	Consultancies	ARRs – section 33.1	Appendix A
	Overseas travel	ARRs – section 33.2	Appendix A
	Queensland Language Services Policy	ARRs – section 33.3	Appendix A

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS – sections 38, 39 and 46 ARRs – section 17.1	Page 57

	Independent Auditor’s Report	FAA – section 62 FPMS – section 46 ARRs – section 17.2	Pages 58-62

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009; FPMS: Financial and Performance Management Standard 2019; ARRs: Annual report requirements for Queensland

Government agencies.

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Appendix D – Contacts

Queensland Treasury Corporation

Level 31, 111 Eagle Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual reports

(ISSN 1837-1256 print; ISSN 1837-1264 online) are available on

QTC’s website at www.qtc.com.au/about-qtc/annual-reports.

If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600.

If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone

Queensland Treasury Corporation (Reception)	+61 7 3842 4600

Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

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Appendix D – Contacts continued

Information for institutional investors

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities, its annual borrowing program and its Fixed Income Distribution Group. The website also provides information and links about Australia and Queensland to help investors gain a better understanding of:

∎	the different levels of government in Australia

∎	the forms of fiscal support the Australian Government provides to the states and territories

∎	relevant governance practices, legislation and policies

∎	financial data and budget information, and

∎	economic and trade data.

QTC also offers investors the ability to subscribe to quarterly funding updates.

Website: qtc.qld.gov.au/institutional-investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Bloomberg ticker: qtc

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GPO Box 1096 Brisbane QLD Australia 4001 T: +61 7 3842 4600 www.qtc.com.au © Queensland Treasury Corporation 2020